Exhibit 10.2

SECURED TERM LOAN AGREEMENT

BY AND AMONG

NEW PLAN EXCEL REALTY TRUST, INC.,

THE LENDERS PARTY HERETO,

FLEET NATIONAL BANK

AS ADMINISTRATIVE AGENT, AND

FLEET SECURITIES, INC. AS SOLE LEAD ARRANGER

AND SYNDICATION AGENT

DATED AS OF SEPTEMBER 29, 2003

1.	DEFINITIONS

	1.1	Defined Terms
	1.2	Other Definitional Provisions

2.	AMOUNT AND TERMS OF LOANS

	2.1	Loans
	2.2	Notes
	2.3	Procedure for Loan Borrowings
	2.4	Intentionally Omitted
	2.5	Intentionally Omitted
	2.6	Repayment of Loans; Evidence of Debt
	2.7	Prepayments of the Loans
	2.8	Conversions
	2.9	Interest Rate and Payment Dates
	2.10	Substituted Interest Rate
	2.11	Taxes; Net Payments
	2.12	Illegality
	2.13	Increased Costs
	2.14	Indemnification for Break Funding Losses
	2.15	Use of Proceeds
	2.16	Capital Adequacy
	2.17	Administrative Agent’s Records
	2.18	Leverage Event
	2.19	Increase of Commitment

3.	FEES; PAYMENTS

	3.1	FNB Fee
	3.2	Payments; Application of Payments

4.	REPRESENTATIONS AND WARRANTIES

	4.1	Existence and Power
	4.2	Authority
	4.3	Binding Agreement
	4.4	Subsidiaries; DownREIT Partnerships
	4.5	Litigation
	4.6	Required Consents
	4.7	No Conflicting Agreements
	4.8	Compliance with Applicable Laws
	4.9	Taxes
	4.10	Governmental Regulations
	4.11	Federal Reserve Regulations; Use of Loan Proceeds
	4.12	Plans; Multiemployer Plans
	4.13	Financial Statements
	4.14	Property
	4.15	Franchises, Intellectual Property, Etc

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	4.16	Environmental Matters
	4.17	Labor Relations
	4.18	Setoff
	4.19	Solvency
	4.20	REIT Status
	4.21	List of Unencumbered Assets
	4.22	Operation of Business
	4.23	No Misrepresentation

5.	CONDITIONS TO LOANS

	5.1	Evidence of Action
	5.2	This Agreement
	5.3	Notes
	5.4	Guaranty
	5.5	Security Documents
	5.6	Instruction Letter
	5.7	Litigation
	5.8	Opinion of Counsel to the Borrower
	5.9	Fees
	5.10	Fees and Expenses of Special Counsel
	5.11	Compliance
	5.12	Loan Closing
	5.13	Documentation and Proceedings
	5.14	Required Acts and Conditions
	5.15	Approval of Special Counsel
	5.16	Other Documents
	5.17	Loan to Value

6.	COLLATERAL SECURITY; RESTRICTED INTERESTS

	6.1	Collateral
	6.2	Substitution or Addition of Restricted Interests
	6.3	Sale of a Subject Property

7.	AFFIRMATIVE COVENANTS

	7.1	Financial Statements
	7.2	Certificates; Other Information
	7.3	Legal Existence
	7.4	Taxes
	7.5	Insurance
	7.6	Payment of Indebtedness and Performance of Obligations
	7.7	Maintenance of Property; Environmental Investigations
	7.8	Observance of Legal Requirements
	7.9	Inspection of Property; Books and Records; Discussions
	7.10	Licenses, Intellectual Property
	7.11	Additional Guarantors
	7.12	REIT Status; Operation of Business

	7.13	More Restrictive Agreements

8.	NEGATIVE COVENANTS

	8.1	Liens
	8.2	Merger, Consolidation and Certain Dispositions of Property
	8.3	Investments, Loans, Etc
	8.4	Business Changes
	8.5	Amendments to Organizational Documents
	8.6	Intentionally Omitted
	8.7	Sale and Leaseback
	8.8	Transactions with Affiliates
	8.9	Issuance of Additional Capital Stock by Subsidiary Guarantors
	8.10	Hedging Agreements
	8.11	Restricted Payments
	8.12	Unencumbered Assets Coverage Ratio
	8.13	Fixed Charge Coverage Ratio
	8.14	Minimum Tangible Net Worth
	8.15	Maximum Total Indebtedness
	8.16	Indebtedness to Unencumbered Assets Ratio
	8.17	Maximum Book Value of Ancillary Assets
	8.18	Development Activity
	8.19	Debt Service Coverage
	8.20	Restricted Interests Ratio

9.	DEFAULT

	9.1	Events of Default
	9.2	Default under Subject Property Loan Documents

10.	THE AGENT

	10.1	Appointment
	10.2	Delegation of Duties
	10.3	Exculpatory Provisions
	10.4	Reliance by Administrative Agent
	10.5	Notice of Default
	10.6	Non-Reliance on Administrative Agent and Other Lenders
	10.7	Indemnification
	10.8	Administrative Agent in Its Individual Capacity
	10.9	Successor Administrative Agent

11.	OTHER PROVISIONS

	11.1	Amendments and Waivers
	11.2	Notices
	11.3	No Waiver; Cumulative Remedies
	11.4	Survival of Representations and Warranties
	11.5	Payment of Expenses and Taxes

11.6	Lending Offices
11.7	Successors and Assigns
11.8	[Intentionally Omitted]
11.9	Counterparts
11.10	Adjustments; Set-off
11.11	Lenders’ Representations
11.12	Indemnity
11.13	Governing Law
11.14	Headings Descriptive
11.15	Severability
11.16	Integration
11.17	Consent to Jurisdiction
11.18	Service of Process
11.19	No Limitation on Service or Suit
11.20	Waiver Of Trial By Jury
11.21	Termination
11.22	Replacement Notes

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	-	Assignment and Assumption

Exhibit B	-	Commitments and Domestic LIBOR Lending Offices

Exhibit C-1	-	Equity Interests Owners and Equity Interests Properties

Exhibit C-2	-	Distributions Interests Owners and Distributions Interests Properties

Exhibit C-3	-	Additional Interests Owners and Additional Interests Properties

Exhibit D	-	Compliance Certificate

Exhibit E	-	Instruction Letter

Exhibit F	-	Guaranty

Exhibit G	-	[Intentionally Omitted]

Exhibit H	-	Note

Exhibit I	-	Secretary’s Certificate Borrower

Exhibit J	-	Secretary’s Certificate Guarantor

Exhibit K	-	Secretary’s Certificate Assignor

Exhibit L	-	[Intentionally Omitted]

Exhibit M	-	Form of Notice of Conversion

Exhibit N	-	[Intentionally Omitted]

SCHEDULES:

Schedule 4.4	-	Subsidiaries (including Subsidiary Guarantors)

Schedule 4.5	-	Litigation

Schedule 4.12	-	Plans

Schedule 4.21	-	List of Unencumbered Assets

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SECURED TERM LOAN AGREEMENT, dated as of September 29, 2003, by and among NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation (the “Borrower”), each lender party hereto or which becomes a “Lender” pursuant to the provisions of Section 11.7 (each a “Lender” and, collectively, the “Lenders”), and FLEET NATIONAL BANK (“FNB”), as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, Borrower has requested that the Lenders and Administrative Agent provide a secured term loan to Borrower; and

WHEREAS, the Lenders and Administrative Agent are willing to provide such loan to Borrower on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

1.             DEFINITIONS.

1.1           Defined Terms.  As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

“Account Agreement”: the Account Security, Pledge, Assignment and Control Agreement dated of even date herewith among Borrower, the Administrative Agent and FNB, as depository bank with respect to the payment of the Excess Funds to the Fleet Account, as the same may be modified, amended or restated from time to time.

“Accountants”:  any of PricewaterhouseCoopers LLP; Deloitte & Touche LLP; Ernst & Young LLP; KPMG LLP; or any successor to any of the foregoing; or such other firm of certified public accountants selected by the Borrower and satisfactory to the Administrative Agent.

“Account”:  that certain account maintained by Account Bank, designated as account number 0013-9010-0211 and any replacement account hereafter established by Borrower pursuant to the Account Agreement.

 “Account Bank”:  initially, Bank of America, N.A., and any subsequent or replacement holder of the Account pursuant to the Account Agreement.

“Acknowledgments”:  collectively, the Acknowledgments executed by the Companies and the Subsidiaries of the Companies in favor of the Administrative Agent.

“Additional Interests”:  collectively, one hundred percent (100%) of the Borrower’s direct or indirect ownership interests in a Subject Property (or one hundred percent (100%) of the Borrower’s direct or indirect interests in the applicable Subject Property in the case of a Subject Property owned by a DownREIT Partnership), other than interests constituting Collateral Interests.

“Additional Interests Owners”:  collectively, Borrower, the Subsidiaries of Borrower set forth on Exhibit C-3 and any other Subsidiary of Borrower that becomes an Additional Interests Owner after the date hereof pursuant to Section 6.2 hereof.

“Additional Interests Properties”:  collectively, the Subject Properties owned by the Additional Interests Owners more particularly described on Exhibit C-3 and any other Subject Property owned by an Additional Interest Owner which becomes an Additional Interests Property after the date hereof pursuant to Section 6.2.

“Additional Interests Subsidiaries”:  collectively, the Subsidiaries of Borrower that are Additional Interests Owners.

“Adjusted Consolidated Total Assets”:  on a consolidated basis for Borrower and its Subsidiaries, the sum (without duplication) of the following:

(i)            the Operating Property Value; plus

(ii)           the book value of Land Assets, Redevelopment Assets, New Construction Assets and Notes Receivable of Borrower and its Subsidiaries (including, without limitation, all capitalized costs incurred in connection therewith) on the last day of the fiscal quarter just ended; plus

(iii)          to the extent not included pursuant to (ii) above, Borrower’s pro rata share of the book value of Land Assets, New Construction Assets, Redevelopment Assets and Notes Receivable of Joint Ventures (including, without limitation, all capitalized costs incurred in connection therewith) on the last day of the fiscal quarter just ended; plus

(iv)          the aggregate amount of the unpledged portion of (x) all unrestricted cash and marketable securities of Borrower and its Subsidiaries (including, without limitation, Investments described in Sections 8.3(a) through 8.3(f)) plus (y) all restricted cash held by any Person serving as a “qualified intermediary” for purposes of an exchange pursuant to Section 1031 of the Code on behalf of Borrower or any of its Subsidiaries.

Adjusted Consolidated Total Assets shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period.

“Adjusted Net Operating Income”:  for any period, the aggregate amount of the Net Operating Income from each Unencumbered Asset or Operating Property, as applicable, during such period, less the Capital Expense Reserve for such Unencumbered Asset or Operating Property, as applicable, during such period.

“Advance”:  a Prime Rate Loan or a LIBOR Loan, as the case may be.

“Affected Advance”:  as defined in Section 2.10.

“Affected Principal Amount”:  in the event that (i) the Borrower shall fail for any reason to borrow or convert after it shall have notified the Administrative Agent of its intent to do so in any instance in which it shall have requested a LIBOR Loan on the Effective Date or pursuant to Section 2.8, an amount equal to the principal amount of such LIBOR Loan; (ii) a LIBOR Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such LIBOR Loan; or (iii) the Borrower shall prepay or repay all or any part of the principal amount of a LIBOR Loan prior to the last day of the Interest Period applicable thereto (including, without limitation, any mandatory prepayment or a prepayment resulting from acceleration or illegality), an amount equal to the principal amount of such LIBOR Loan so prepaid or repaid.

“Affiliate”:  as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”:  this Secured Term Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Regarding Fees”:  that certain Agreement Regarding Fees dated of even date herewith between FNB and the Borrower.

“Ancillary Assets”:  at any time (without duplication), (a) all Real Property of the Borrower and its Subsidiaries which is (i) a mortgage, (ii) a New Construction Asset, or (iii) any other Real Property other than an open air shopping center (including single tenant retail properties) or a residential apartment building or a residential apartment community (and appurtenant amenities), and (b) all Investments of the Borrower and its Subsidiaries of the type described in Section 8.3(h) and (q).

“Applicable Lending Office”:  in respect of any Lender, (A) in the case of such Lender’s Prime Rate Loans, its Domestic Lending Office and (B) in the case of such Lender’s LIBOR Loans, its LIBOR Lending Office.

“Applicable Margin”:  with respect to the unpaid principal balance of Prime Rate Loans or LIBOR Loans, at all times during which the applicable Pricing Level set forth below is in effect, the respective percentage set forth below next to such Pricing Level:

Pricing Level	LIBOR Loans	Prime Rate Loans

Pricing Level I	0.95%	0%
Pricing Level II	1.05%	0%
Pricing Level III	1.25%	0%
Pricing Level IV	1.50%	0%
Pricing Level V	1.85%	0.25%

Changes in the Applicable Margin resulting from a change in a Pricing Level shall become effective as of the opening of business upon the date of any change in the Senior Debt

Rating of the Borrower, as determined by S&P or Moody’s, as the case may be, which would affect the applicable Pricing Level.

“Assignment and Assumption Agreement”:  an assignment and assumption agreement executed by an assignor and an assignee pursuant to which such assignor assigns to such assignee all or any portion of such assignor’s Notes and Commitments, substantially in the form of Exhibit A, with such changes thereto as shall be reasonably acceptable to the Administrative Agent.

“Assignment Fee”:  as defined in Section 11.7(b).

“Assignment of Interests”:  collectively, (i) the Assignment of Interests (Distributions Interests Companies) dated of even date herewith from Borrower to the Administrative Agent, as the same may be modified, amended or restated, pursuant to which there shall be granted to the Administrative Agent a first priority lien and security interest in the interests of the Borrower in the Collateral described therein, (ii) the Assignment of Interests (Pledged Interests Companies) dated of even date herewith from Borrower and HK New Plan STH Upper Tier II Company to the Administrative Agent, as the same may be modified, amended or restated, pursuant to which there shall be granted to the Administrative Agent a first priority lien and security interest in the interests of Borrower and HK New Plan STH Upper Tier II Company in the Collateral described therein, and (iii) each additional Assignment of Interests in favor of Administrative Agent delivered pursuant to the terms hereof, as the same may be modified or amended, and any further assignments, certificates, powers, consents, acknowledgments, estoppels or UCC-1 financing statements that may be delivered in connection therewith.

“Assignors”:  collectively, Borrower, HK New Plan STH Upper Tier II Company and each Person executing an Assignment of Interests as an assignor after the date hereof.

“Authorized Signatory”:  the chairman of the board, the chief executive officer, the president, any executive vice president, the Chief Financial Officer or any other duly authorized officer (acceptable to the Administrative Agent) of the Borrower.

“Benefited Lender”:  as defined in Section 11.10.

“Borrower’s Interest”:  for any period, (i) with respect to Unencumbered Assets or Operating Properties, as applicable, owned by a DownREIT Partnership, a fraction, expressed as a percentage, the numerator of which is the Net Operating Income of such Unencumbered Assets or Operating Properties, as applicable, for such period, less any distributions required to be made to partners or members of such DownREIT Partnership, other than the Borrower and its Subsidiaries, and the denominator of which is the Net Operating Income of such Unencumbered Assets or Operating Properties, as applicable, for such period, and (ii) with respect to any Ancillary Asset or Redevelopment Asset, the percentage of profits and losses with respect thereto which the Borrower or its Subsidiaries, directly or indirectly, may be entitled to receive for such period.

“Borrowing Date”:  the date on which the Borrower requests the Lenders to make Loans, which date shall be the Effective Date.

“Business Day”:  for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, a Sunday or a day on which commercial banks located in Boston, Massachusetts or New York City, New York, are authorized or required by law or other governmental action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is also a LIBOR Business Day.

“CA New Plan”:  CA New Plan Fixed Rate Partnership, L.P., a Delaware limited partnership.

“Capital Expense Reserve”:  during any period, (i) with respect to each Unencumbered Asset, Operating Property or Subject Property, as applicable, other than a residential apartment building or residential apartment community, an amount equal to (A) a per annum rate of $.20 times (B) the total Net Rentable Area of such Unencumbered Asset, Operating Property or Subject Property, as applicable, and (ii) with respect to each Unencumbered Asset, Operating Property or Subject Property, as applicable, that is a residential apartment building or residential apartment community, an amount equal to (A) $150 times (B) the number of apartment units in such residential apartment building or community (in each case whether or not such reserves are actually established by the Borrower).

“Capital Leases”:  leases which have been, or under GAAP are required to be, capitalized.

“Change of Control”:  the occurrence of any one of the following events:

(a)           any Person or Persons acting as a group shall acquire direct or indirect ownership of 30% or more of the Borrower’s common Stock; or

(b)           during any twelve month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(c)           there occurs a change of control of the Borrower of a nature that would be required to be reported in response to Item 1a of Form 8-K filed pursuant to Section 13 or 15 under the Securities Exchange Act of 1934, or in any other filing by the Borrower with the Securities and Exchange Commission; or

(d)           the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 8.2).

“Chief Financial Officer”:  at any time, the chief financial officer of the Borrower, or if the Borrower does not have a chief financial officer at such time, the officer designated by the

Borrower as its principal financial officer or such other officer of the Borrower that is acceptable to the Administrative Agent.

“Code”:  the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Collateral”:  all of the property, rights and interests of the Borrower and its Subsidiaries which are subject to the security interests and liens created by the Security Documents.

“Collateral Interests”:  collectively, the Distributions Interests and the Equity Interests, but excluding Additional Interests.

“Collateral Interests Owners”:  collectively, the Distributions Interests Owners and the Equity Interests Owners.

“Collateral Interests Properties”:  collectively, the Distributions Interests Properties and the Equity Interests Properties.

“Commitment”:  in respect of any Lender, such Lender’s undertaking to make Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding such Lender’s Commitment Amount.

“Commitment Amount”:  the amount set forth next to the name of such Lender in Exhibit B under the heading “Commitments” as such Lender’s Commitment Amount.

“Commitment Percentage”:  on any day, and as to any Lender, the quotient of (i) such Lender’s Commitment Amount on such day, divided by (ii) the Commitments of all Lenders on such day.

“Company”:  shall have the meaning ascribed to such term in the Assignment of Interests.

“Compliance Certificate”:  a certificate substantially in the form of Exhibit D.

“Consolidated”:  the Borrower and its Subsidiaries which are consolidated for financial reporting purposes.

“Consolidated EBITDA”:  with respect to any period an amount equal to the EBITDA of Borrower and its Subsidiaries for such period, Consolidated in accordance with GAAP.

“Consolidated Fixed Charges”:  during any period, the sum of each of the following with respect to the Borrower and its Subsidiaries (without duplication), determined on a Consolidated basis in accordance with GAAP:  (i) the aggregate amount of all interest expense, both expensed and capitalized (including Consolidated Interest Expense) for such period, (ii) the aggregate of all scheduled principal amounts that become payable during such period in respect of any Indebtedness of the Borrower or its Subsidiaries (excluding balloon payments at maturity) and (iii) the aggregate amount of all cash dividends paid during such period in respect of preferred stock of the Borrower or its Subsidiaries.

“Consolidated Interest Expense”:  for any period, interest and fees accrued, accreted or paid by the Borrower and its Subsidiaries during such period in respect of Consolidated Total Indebtedness, determined in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to Hedging Agreements entered into by the Borrower or any of its Subsidiaries) payable in connection with the incurrence of any Indebtedness to the extent included in interest expense in accordance with GAAP and (c) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Total Indebtedness”:  as of any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, plus, if not otherwise required to be reflected in the Borrower’s Consolidated balance sheet (and without duplication) (i) Contingent Obligations of the Borrower and its Subsidiaries on such date which are required in accordance with GAAP to be disclosed in a footnote to any such balance sheet, and (ii) any guarantee by the Borrower of any Indebtedness of an unconsolidated Subsidiary or Joint Venture in which the Borrower is a direct or indirect investor (to the full extent of the amount of such guaranteed Indebtedness on such date); provided, however, that with respect to Joint Ventures in which Borrower is a direct or indirect investor that are not consolidated in the Borrower’s Consolidated balance sheet, Consolidated Total Indebtedness shall also include (x) the aggregate principal amount of all Indebtedness of such Joint Ventures if such Indebtedness is recourse to the Borrower or one of its Subsidiaries, and (y) Borrower’s pro rata share of the aggregate principal amount of all Indebtedness of such Joint Ventures if such Indebtedness is Non-Recourse Indebtedness.  Notwithstanding the foregoing, unfunded portions of any Indebtedness (and any Contingent Obligations relating solely to such unfunded amounts) shall not be included in Consolidated Total Indebtedness.

“Contingent Obligation”:  as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and whether arising from partnership or keep-well agreements, including, without limitation, any obligation of such Person, whether contingent or not contingent (a) to purchase any such Primary Obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain net worth, solvency or other financial statement condition of the Primary Obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (d) otherwise to assure, protect from loss or hold harmless the beneficiary of such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (a) the endorsement of instruments for deposit or collection in the ordinary course of business, or (b) guarantees or carve-outs with respect to claims of the types referenced in (i)-(iv) of the definition of Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim.  The term Contingent Obligation shall also include the liability of a general partner in respect of the liabilities of the partnership in which it is a general partner, but shall not include the liability of a member (managing or otherwise) of a limited liability company in respect of the liabilities of such limited liability company to the extent not imposed by agreement or by law.  The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Conversion Date”:  the date on which a LIBOR Loan is converted to a Prime Rate Loan, or the date on which a Prime Rate Loan is converted to a LIBOR Loan, or the date on which a LIBOR Loan is converted to a new LIBOR Loan, all in accordance with Section 2.8.

“Credit Party”:  the Administrative Agent, the Lead Arranger, each Lender and their successors and assigns.

“Debt Service”: for any period, the sum of all interest (including capitalized interest) and mandatory or scheduled principal payments due and payable during such period (including any payments due under any capitalized lease) excluding any balloon payments due upon maturity of any Indebtedness.

“Default”:  any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

“Defaulting Lender”:  at any time, any Lender that, at such time, (i) has failed to comply with any of its obligations to make a Loan as required pursuant to Section 2.3 of this Agreement, (ii) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or any of the other Loan Documents, or (iii) has advised the Administrative Agent that it does not intend to comply with its obligations under Section  2.3 by reason of having been deemed insolvent or having become subject to a bankruptcy or insolvency proceeding.

“Distribution”:  With respect to any Person, the declaration or payment of any cash dividend or distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement by such Person of any shares of any class of capital stock or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, members or partners as such; or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person.

“Distributions Interests”:  collectively, one hundred percent (100%) of the Borrower’s right, title and interest in and to Distributions received from any Distribution Interests Owner and, to the extent not prohibited by the Subject Property Loan Documents, one hundred percent (100%) of the Borrower’s legal, equitable and beneficial right, title and interest in and to Distributions from any Distributions Interests Owner.

“Distributions Interests Owners”:  collectively, the Subsidiaries of Borrower set forth on Exhibit C-2, and any other Subsidiary of Borrower whose Distributions to Borrower become the subject of a Distributions Interest after the date hereof pursuant to Section 6.2.

“Distributions Interests Properties”:  collectively, the Subject Properties directly or indirectly owned by the Distributions Interests Owners more particularly described on Exhibit C-2 and any other Subject Property directly or indirectly owned by a Distributions Interests Owner which becomes a Distributions Interests Property after the date hereof pursuant to Section 6.2.

“Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Lending Office”:  in respect of any Lender, initially, the office or offices of such Lender designated as such on Exhibit B; thereafter, such other office of such Lender through which it shall be making or maintaining Prime Rate Loans, as reported by such Lender to the Administrative Agent and the Borrower.

“Domestic Reference Lender”:  FNB or such other Lender as may become the Administrative Agent hereunder.

“DownREIT Partnership”:  Excel Realty Partners, L.P. and any other partnership or limited liability company hereafter created by the Borrower for the purpose of acquiring assets qualifying as “real estate assets” under Section 856(c) of the Code through the issuance of partnership or limited liability company units in such partnership or limited liability company to third parties, provided that, in the case of each such entity (including Excel Realty Partners, L.P.) (i) the Borrower or a wholly owned Subsidiary of the Borrower is the sole general partner or managing member of such partnership or limited liability company, as the case may be, and (ii) the Borrower or its wholly owned Subsidiary shall be entitled to receive not less than 99% of the net income and gains before depreciation, if any, from such partnership or limited liability company after the limited partners or non-managing members of such partnership or limited liability company receive a stipulated distribution. Any partnership or limited liability company created after the Effective Date must be approved by the Administrative Agent as a “DownREIT Partnership” for purposes of being included in this definition.

“EBITDA”:  with respect to a Person or a Subsidiary of a Person (or any asset of a Person or a Subsidiary of such Person) for any period, an amount equal to the sum of (a) the net income (or loss) of such Person (or attributable to such asset) for such period plus (b) depreciation and amortization, interest, and any extraordinary or non-recurring losses or charges for impairment of real estate deducted in calculating such net income minus (c) any extraordinary or non-recurring gains included in calculating such net income, all as determined in accordance with GAAP.  EBITDA shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period.  Adjustments for unconsolidated partnerships and Joint Ventures will be calculated to reflect EBITDA on the same basis.

“Effective Date”:  the date on which the conditions specified in Section 5 are satisfied.

“Environmental Laws”:  any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene and including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA §9601 et seq.; (ii) the Resource Conservation and Recovery Act of

1976, as amended, 42 USCA §6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA §2601 et seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA §1251 et seq.; (v) the Clean Air Act, as amended, 42 USCA §7401 et seq.; (vi) the Hazardous Material Transportation Act, as amended, 49 USCA §1801 et seq. and (viii) all rules, regulations, judgments, decrees, injunctions and restrictions thereunder and any analogous state law.

“Environmental Risk Property”:  any Real Property of the Borrower, a Subsidiary or a DownREIT Partnership in respect of which, at any time:

(i)            Hazardous Substances are (A) generated or manufactured on, transported to or from, treated at, stored at or discharged from such Real Property in violation of any Environmental Laws; (B) discharged into subsurface waters under such Real Property in violation of any Environmental Laws; or (C) discharged from such Real Property on or into property or waters (including subsurface waters) adjacent to such Real Property in violation of any Environmental Laws, and any of the foregoing events in (A), (B) or (C) has an Adverse Environmental Impact; or

(ii)           there exists with respect to such Real Property (A) a claim, demand, suit, action, proceeding, condition, report, directive, lien, violation, or non-compliance concerning any liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with:  (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on such Real Property or the release of any Hazardous Substance into the environment from such Real Property, or (B) any actual liability in connection with the presence of any Hazardous Substance on such Real Property or the release of any Hazardous Substance into the environment from such Real Property, and any of the foregoing events in (A) or (B) has an Adverse Environmental Impact.

For purposes of this definition, the term “Adverse Environmental Impact” shall mean any event described in clauses (A), (B) or (C) of paragraph (i) above or clauses (A) or (B) of paragraph (ii) above which could reasonably be expected to have a material adverse effect on (1) the value of such Real Property, (2) the marketability of such Real Property, or (3) the ability to finance or refinance such Real Property.

“Equity Interests”:  collectively, one hundred percent (100%) of the legal, equitable and beneficial ownership interests in any Subsidiary of Borrower that is a direct or indirect owner of an Equity Interests Property.

“Equity Interests Owners”:  collectively, the Subsidiaries of Borrower set forth on Exhibit C-1, and any other Subsidiary of Borrower whose entire ownership interest becomes the subject of an Equity Interest after the date hereof pursuant to Section 6.2.

“Equity Interests Properties”:  collectively, the Subject Properties directly or indirectly owned by the Equity Interests Owners more particularly described on Exhibit C-1 and any other Subject Property directly or indirectly owned by an Equity Interests Owner which becomes an Equity Interests Property after the date hereof pursuant to Section 6.2.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate”:  any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the Lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“ERISA Liabilities”:  without duplication, the aggregate of all unfunded vested benefits under all Plans and all potential withdrawal liabilities under all Multiemployer Plans.

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time or any other condition specified in Section 9 has occurred or been satisfied.

“Excess Funds”:  as defined in the Account Agreement.

“Excluded Collateral Interests Subsidiary”:  HK New Plan Exchange Property Owner I, LLC, a Delaware limited liability company, HK New Plan Exchange Property Owner II, LP and HK New Plan Exchange Property Holdings I LLC, a Delaware limited liability company.

“Excluded Subject Property”:  as defined in the definition of Subject Property Adjusted Net Operating Income.

“Excluded Subsidiary”:  (i) Excel Realty Partners, L.P., a Delaware limited partnership and CA New Plan Fixed Rate Partnership, L.P., a Delaware limited partnership, (ii) any Subsidiary all of the Real Property of which is encumbered in favor of a Person other than Borrower or any of its Subsidiaries, (iii) any Consolidated Joint Venture or any Subsidiary, the sole asset of which is an interest as a partner, member or similar interest in an unconsolidated or Consolidated Joint Venture, (iv) any Subsidiary that does not directly own any Real Property, or (v) any Subsidiary which is established as a special purpose entity to own Real Property or equity interests related thereto in a bankruptcy remote manner to secure secured Indebtedness permitted by this Agreement.

“Existing Credit Agreement”:  that certain Revolving Credit Agreement dated as of April 26, 2002 among the Borrower, FNB as Administrative Agent, and the lenders signatory thereto, as subsequently amended from time to time, and any restatements, consolidations, replacements or refinancings thereof.

“Existing Term Loan”: that certain $155,000,000 term loan from FNB and certain other lenders to Borrower pursuant to that certain First Amended and Restated Term Loan Agreement dated as of November 6, 2002, among Borrower, FNB as Administrative Agent, and the lenders signatory thereto, as subsequently amended from time to time.

“Federal Funds Rate”:  for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%), equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by FNB as determined by FNB and reported to the Administrative Agent.

“Financial Statements”:  as defined in Section 4.13.

“Fixed Charge Coverage Ratio”:  on any date of determination, for the period of four (4) fiscal quarters just ended prior to the date of determination, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Fixed Charges for such period.

“Fleet Account”:  that certain account maintained by FNB, designated as account number 94181-45005 and any replacement account hereafter established by Borrower with the prior written consent of Administrative Agent.

“FNB”:  Fleet National Bank.

“FNB Fee”:  as defined in Section 3.1.

“Funds from Operations”:  with respect to any Person for any fiscal period, the sum of (i) the net income of such Person for such fiscal period (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, (ii) depreciation and amortization, and (iii) other non-cash items, and after adjustments for unconsolidated partnerships and Joint Ventures.  Adjustments for unconsolidated partnerships and Joint Ventures will be calculated to reflect funds from operations on the same basis.

“GAAP”:  generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

“Ground Lease”:  a ground lease in favor of the Borrower, a wholly owned Subsidiary or a DownREIT Partnership which has an unexpired term of 30 years or more (inclusive of any tenant-controlled renewal options) and which includes within its terms those rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to such ground lease.

“Guaranty”:  collectively, (i) a Guaranty substantially in the form of Exhibit F executed by each of the Subsidiary Guarantors identified on Schedule 4.4 and delivered to the

Administrative Agent for the benefit of the Lenders on or prior to the Effective Date, and (ii) each additional Guaranty substantially in the form of Exhibit F executed by each Required Additional Guarantor and delivered to the Administrative Agent for the benefit of the Lenders after the Effective Date.

“Hazardous Substance”:  any hazardous or toxic substance, material or waste, including, but not limited to, (i) those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements therefor and (ii) any substance, pollutant or material defined as, or designated in, any Environmental Law as a “hazardous substance,” “toxic substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “pollutant,” “toxic pollutant” or words of similar import.

“Hedging Agreement”:  any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Highest Lawful Rate”:  with respect to any Lender, the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by such Lender on its Note or which may be owing to such Lender pursuant to this Agreement under the laws applicable to such Lender and this Agreement.

“Implied Debt Service”:  As of any date of determination, the annual Debt Service of the Borrower and the Subject Property Owners that would be payable on a loan amount equal to the sum of (a) the Loans, and (b) the Subject Property Indebtedness (excluding any Subject Property Indebtedness for any Excluded Subject Property), payable on a 25-year mortgage style amortization schedule and assuming an interest rate equal to the greater of (i) the then current yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two percent (2.00%), and (ii) 6.00%.  The Implied Debt Service shall be determined by Administrative Agent and any such determination, so long as the same shall be made by Administrative Agent in the exercise of its good faith business judgment, shall be conclusive and binding absent manifest error.

“Increase Amount”:  as defined in Section 2.19.

“Increase Notice”:  as defined in Section 2.19.

“Indebtedness”:  as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money (including, without limitation, indebtedness under this Agreement and the Notes) or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), (f) obligations under Capital Leases, (g) Contingent Obligations and (h) ERISA Liabilities; provided, however, that the term Indebtedness shall not include guarantees or carve-outs with respect to claims of the types referenced in (i)-(iv) of the definition of Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim.

“Indemnified Person”:  as defined in Section 11.12.

“Instruction Letter”: a letter agreement in the form attached hereto as Exhibit E executed by Borrower, the Administrative Agent and the Servicer pursuant to which the Servicer will agree to disburse the Excess Funds to the Fleet Account.

“Intellectual Property”:  all copyrights, trademarks, patents, trade names and service names.

“Interest Payment Date”:  as to any Loan, the first day of each month, commencing with the first day of the first month following the date hereof.

“Interest Period”:  with respect to any LIBOR Loans requested by the Borrower, the period commencing on, as the case may be, the Effective Date or Conversion Date with respect to such LIBOR Loans and ending one, two or three months thereafter, as selected by the Borrower in its irrevocable request to Administrative Agent with respect to the Loans to be made on the Effective Date or its irrevocable notice of conversion as provided in Section 2.8; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)           if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           if, with respect to the borrowing of any Loan as a LIBOR Loan or the conversion of one Advance to another pursuant to Section 2.8, the Borrower shall fail to give due notice with respect to the Loans to be made on the Effective Date or with respect to a conversion as provided in Section 2.8, as the case may be, the Borrower shall be deemed to have elected that such Loan or Advance shall be made as a Prime Rate Loan;

(c)           any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(d)           with respect to any Interest Period applicable to a LIBOR Loan, no such Interest Period shall end after the Maturity Date; and

(e)           the Borrower shall select Interest Periods so as not to have more than five (5) different Interest Periods outstanding at any one time with respect to LIBOR Loans.

“Investments”:  as defined in Section 8.3.

“Joint Venture”:  an Investment by Borrower or any of its Subsidiaries with third persons in joint ventures, general partnerships, limited partnerships, limited liability companies or any other business association.  Joint Ventures include non-wholly owned Subsidiaries of Borrower.

“Land Assets”:  any land of the Borrower or its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an interest (either directly or indirectly, through a Joint Venture or otherwise) with respect to which the commencement of grading, construction of improvements or infrastructure has not yet commenced, and all unimproved land according to GAAP.

“Lead Arranger”:  Fleet Securities, Inc.

“Leverage Event”: as defined in Section 8.15.

“LIBOR”:  as applicable to any Interest Period for any LIBOR Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/32nd of one percent) as determined on the basis of the offered rates for deposits in Dollars, for the period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) LIBOR Business Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate system on any applicable interest determination date, LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in Dollars for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) LIBOR Business Days prior to the beginning of such Interest Period.  If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) LIBOR Business Days preceding the first day of such Interest Period as selected by Administrative Agent.  The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) LIBOR Business Days preceding the first day of such Interest Period.  In the event that Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined and the provisions of Section 2.10 shall apply.  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Administrative Agent, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Business Day”:  any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

“LIBOR Lending Office”:  initially, the office of each Lender designated as such in Exhibit B hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Loans.

“LIBOR Loans”:  loans bearing interest calculated by reference to a LIBOR.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Loan” and “Loans”:  an individual term loan or the aggregate term loans as the case may be, to be made by the Lenders hereunder.  All Loans shall be made in Dollars.

“Loan Documents”:  collectively, this Agreement, the Security Documents, the Guaranty (and each Guaranty subsequently delivered pursuant to Section 7.11), the Notes, the Acknowledgments and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries evidencing, securing or otherwise relating to the Loans to which Administrative Agent and/or the Lenders are a party or an intended beneficiary.

“Margin Stock”:  any “margin stock”, as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Material Adverse Effect”:  a material adverse effect on (i) the financial condition, operations, business, or Properties of (A) the Borrower or (B) the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under the Loan Documents, (iii) the ability of the Administrative Agent and the Lenders to enforce the Loan Documents, (iv) the Collateral or (v) any of the Subject Properties.

“Maturity Date”:  the earlier of (i) September 29, 2006, or (ii) the date on which the Notes shall become due and payable, whether by acceleration or otherwise.

“Moody’s”:  Moody’s Investors Services, Inc.

“Multiemployer Plan”:  a plan defined as such Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Operating Income”:  for any period and with respect to all assets which are Unencumbered Assets, Operating Properties or Subject Properties, as applicable, during such period, the sum of (a) net income for such period, determined in accordance with GAAP, attributable to Unencumbered Assets, Operating Properties or Subject Properties, as applicable, plus (b) depreciation and amortization, interest expense and any extraordinary or non-recurring losses or charges for impairment of real estate deducted in calculating such net income, minus (c) extraordinary or non-recurring gains and payments (including rent insurance proceeds and condemnation awards) included in such net income, minus (d) any portion of such net income attributable to rents paid by any tenant which is an Affiliate of the Borrower, minus (e) an amount (but not less than zero) equal to the excess (if any) of (i) 3% of operating income for such period, over (ii) management fees payable in respect of such Unencumbered Assets, Operating Properties or Subject Properties, as applicable, during such period.  For purposes of any calculation of Net Operating Income, real estate taxes, ground rent and insurance shall be included only at their stabilized, recurring levels.

“Net Rentable Area”:  with respect to any Real Property, the floor area of any buildings, structures or improvements thereof (expressed in square feet) available for leasing to tenants, as determined in accordance with the leases or site plans or leasing plans for such Real Property, or if such leases or site plans or leasing plans do not set forth the floor area demised thereunder (or if such Real Property is not subject to a lease), then as determined by the Borrower in accordance with an industry-accepted protocol approved by the Administrative Agent.

“New Construction Asset”:  any Property of the Borrower or its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an interest (either directly or indirectly, through a Joint Venture or otherwise) (i) which is new ground-up construction (but not including an expansion of an existing Property), and (ii) for which a certificate of occupancy, whether temporary or permanent, or the functional equivalent thereof, has not been issued with respect to such construction or expansion (if required by law to occupy the same).  Notwithstanding the foregoing, any such new construction which shall have been a New Construction Asset under the criteria of this definition shall no longer be a New Construction Asset upon such time as (A) the same is an income-producing Property in operating condition, and (B) at least 60% of the Net Rentable Area (determined on an “as completed” basis) of such construction is initially leased to tenants who have taken possession thereof.

“Non-Recourse Exclusions”:  with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments.

“Non-Recourse Indebtedness”:  at any time, Indebtedness of the Borrower, its Subsidiaries or a Joint Venture at such time which is secured by one or more parcels of Real Property or interests therein and which is not a general obligation of the Borrower or such Subsidiary, the holder of such Indebtedness having recourse solely to the parcels of Real Property, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof (except for recourse against the general credit of the Borrower or its Subsidiaries for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a final judgment shall not be included in Non-Recourse Indebtedness.

“Note” and “Notes”:  as defined in Section 2.2.

“Notes Receivable”:  mortgage and notes receivable and reimbursement agreements (to the extent obligations are payable under such reimbursement agreements), including interest payments thereunder, of Borrower or any Subsidiary in a Person (other than Borrower or its Subsidiaries).

“Operating Property”:  any Real Property which at any time (i) is an income-producing property in operating condition and in respect of which no material part thereof has been damaged by fire or other casualty (unless such damage has been repaired) or condemned (unless such condemnation has been restored), (ii) is a retail shopping center (including single tenant retail properties), and (iii) for which a certificate of occupancy, whether temporary or permanent, or the functional equivalent thereof, has been issued for the operating portions of the improvements comprising the same (if required by law to occupy the same) and are in full force and effect, and “Operating Properties” means all such Operating Properties, collectively.  An Operating Property shall not include any Redevelopment Asset or any New Construction Asset.

“Operating Property Value”:  as of any date the quotient of (i) an amount equal to the Adjusted Net Operating Income for all Operating Properties in the aggregate for the four fiscal quarters of the Borrower most recently ending as of such date, divided by (ii) 9.5%. For purposes of any determination of Operating Property Value, the following limitations and methodology shall apply:  (A) the Adjusted Net Operating Income of any Operating Property owned by a DownREIT Partnership shall be based on the Borrower’s Interest in the Adjusted Net Operating Income for each such Operating Property for the four fiscal quarters having most recently ended as of such date; (B) in the event more than 15% of the gross base rents payable under all leases for Properties of the Borrower, its Subsidiaries or a DownREIT Partnership (including the Borrower’s Interest in any Properties) shall be payable by one tenant and its Subsidiaries, then Operating Property Value shall be reduced by the percentage amount of such excess multiplied by the Operating Property Value attributable to the Properties leased or controlled by such tenant and its Subsidiaries; and (C) in the event that the Borrower or a Subsidiary of the Borrower shall not have owned an Operating Property for the entire previous four fiscal quarters, then for the purposes of determining the Operating Property Value with respect to such Operating Property, the Adjusted Net Operating Income for such Operating Property shall be annualized in a manner reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that a New Construction Asset or Redevelopment Asset becomes an Operating Property during the relevant period, the Adjusted Net Operating Income of such Operating Property during such period and the following periods shall be annualized until such time as such Operating Property has performed as an Operating Property for four (4) full fiscal quarters.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“Permitted Liens”:  Liens permitted to exist under Section 8.1.

“Person”:  an individual, a partnership, a corporation, a business trust, a limited liability company, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Plan”:  any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by or subject to the minimum funding standards of Title IV of ERISA, other than a Multiemployer Plan.

“Potential Properties”:  any Real Properties of Borrower or any Subsidiary of Borrower which are not at the time included as Subject Properties and which consist of Real Properties which are capable of becoming Subject Properties upon satisfaction of the conditions set forth in Section 6.2.

“Pricing Level”:  one of the following five pricing levels, as applicable, provided that if the ratings by S&P and Moody’s in any such Pricing Level are split by one equivalent rating level, the operative rating would be deemed to be the higher of the two ratings, and if the ratings by S&P and Moody’s in any such Pricing Level are split by more than one equivalent rating level, the operative rating would be deemed to be one rating level higher than the lower of the two ratings, and provided, further, that during any period that the Borrower has no Senior Debt Rating, Pricing Level V would be the applicable Pricing Level:

“Pricing Level I”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is greater than or equal to A- by S&P or A3 by Moody’s;

“Pricing Level II”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is equal to BBB+ by S&P or Baa1 by Moody’s and Pricing Level I is not applicable;

“Pricing Level III”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is equal to BBB by S&P or Baa2 by Moody’s and Pricing Levels I and II are not applicable;

“Pricing Level IV”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is equal to BBB- by S&P or Baa3 by Moody’s and Pricing Levels I, II and III are not applicable; and

“Pricing Level V”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is less than BBB- by S&P or Baa3 by Moody’s and Pricing Levels I, II, III and IV are not applicable.

“Prime Rate”:  the greater of (a) the variable annual rate of interest announced from time to time by Administrative Agent at Administrative Agent’s Domestic Lending Office as its “Prime Rate” or (b) one-half of one percent (0.5%) above the Federal Funds Rate (rounded upwards, if necessary, to the next one-eighth of one percent).  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate becomes effective, without notice or demand of any kind.

“Prime Rate Loans”:  those Loans bearing interest calculated by reference to the Prime Rate.

“Property”:  all types of real, personal, tangible, intangible or mixed property.

“Real Property”:  all real Property, and all interests in real Property, now or hereafter owned, leased or held by the Borrower or any Subsidiary of the Borrower.

“Redevelopment Asset”:  any Property of the Borrower or its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an interest (either directly or indirectly, through a Joint Venture or otherwise) (i) which is not a New Construction Asset, (ii) which is undergoing an expansion which will increase the Net Rentable Area of such Property by 20,000 square feet or more (provided that with respect to any Property which is under expansion, if the balance thereof is a fully integrated, rentable property, then only the portion of such Property that is under expansion shall be a Redevelopment Asset), and (iii) for which a certificate of occupancy, whether temporary or permanent, or the functional equivalent thereof, has not been issued with respect to such construction or expansion (if required by law to occupy the same).  Notwithstanding the foregoing, any such expansion which shall have been a Redevelopment Asset under the criteria of this definition shall no longer be a Redevelopment Asset upon such time as (A) the same is an income-producing Property in operating condition, and (B) at least 60% of the Net Rentable Area (determined on an “as completed” basis) of such expansion is initially leased to tenants who have taken possession thereof.  A Property shall not be considered a Redevelopment Asset solely because such Property is being restored to its prior condition following a casualty or condemnation.

“REIT”:  a Person qualifying as a real estate investment trust under sections 856-859 of the Code and the regulations and rulings of the Internal Revenue Service issued thereunder.

“Remaining Interest Period”:  (i) in the event that the Borrower shall fail for any reason to borrow a Loan in respect of which it shall have requested a LIBOR Loan or to convert an Advance to a LIBOR Loan after it shall have notified the Administrative Agent of its intent to do so with respect to the Loans to be made on the Effective Date or with respect to a conversion pursuant to Section 2.8, a period equal to the Interest Period that the Borrower elected in respect of such LIBOR Loan; or (ii) in the event that a LIBOR Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period if such Interest Period had not been so terminated; or (iii) in the event that the Borrower shall prepay or repay all or any part of the principal amount of a LIBOR Loan, (including, without limitation, any mandatory prepayment or a prepayment resulting from acceleration or illegality) prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

“Rent Roll”:  a schedule prepared by the Borrower from time to time identifying (i) the Real Property owned by the Borrower or its Subsidiaries and stating whether such items of Real Property are Unencumbered Assets or Subject Property at such time, (ii) the annual base rent payable under each lease of Real Property owned by the Borrower or any of its Subsidiaries, (iii) the commencement and termination dates of the term of each such lease, (iv) any renewal options with respect to such lease, (v) the Net Rentable Area of the space demised under each such lease and (vi) such other information as the Administrative Agent may reasonably require.

“Required Additional Guarantors”:  any Subsidiary required to execute and deliver a Guaranty pursuant to Section 7.11(a).

“Required Lenders”:  the Lenders (including the Lender serving as Administrative Agent) whose aggregate Commitment Percentage exceeds fifty percent (50%).

“Required Payments”:  as defined in Section 2.7(d).

“Reserve Percentage”:  for any day with respect to a LIBOR Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding.  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Responsible Official”: (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner or managing member of such Person, corporate officer of a corporate general partner or managing member of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person or corporate managing member of a limited liability company that is a managing member of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person.

“Restricted Interests”:  collectively, the Additional Interests, the Distributions Interests and the Equity Interests.

“Restricted Payment”:  as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities or beneficial interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or beneficial interests or any option, warrant or other right to acquire any such shares or beneficial interests.

“Restricted Subsidiaries”:  collectively, the Subsidiaries of Borrower that are direct or indirect owners of the Subject Properties

“Security Documents”:  the Assignment of Interests (and each Assignment of Interests subsequently delivered pursuant to Section 6.2 or Section 8.2), the Account Agreement and any further collateral assignments to the Administrative Agent for the benefit of the Lenders, including, without limitation, any UCC-1 financing statements delivered in connection therewith.

“Senior Debt Rating”:  the senior unsecured non-credit-enhanced debt rating of the Borrower as determined by S&P and/or Moody’s from time to time.

“Servicer”:  Midland Loan Services, Inc., and any subsequent or replacement servicer of the Account pursuant to the Account Agreement.

“Special Counsel”:  McKenna Long & Aldridge LLP, special counsel to FNB.

“S&P”:  Standard & Poor’s Ratings Group.

“Stock”:  any and all shares, rights, interests, participations, warrants, depositary receipts or other equivalents (however designated) of corporate stock, including, without limitation, so-called “phantom stock,” preferred stock and common stock.

“Subject Properties”:  collectively, those certain Real Properties that are wholly owned in fee simple by Borrower, direct or indirect wholly owned Subsidiaries of Borrower or a DownREIT Partnership (or is the subject of a Ground Lease) consisting of retail shopping center assets more particularly described on Exhibit “C-1”, C-2” and “C-3” and any other Real Property from time to time wholly owned by Borrower, a direct or indirect wholly owned Subsidiary of Borrower or a DownREIT Partnership which becomes a Subject Property after the date hereof pursuant to Section 6.2 (or is the subject of a Ground Lease).

“Subject Property Adjusted Net Operating Income”:  for any period, the aggregate amount of the Net Operating Income from each Subject Property during such period, less the Capital Expense Reserve for such Subject Property during that period.  The Borrower acknowledges and agrees that no Subject Property shall be utilized in the calculation of Subject Property Adjusted Net Operating Income (and the Subject Property Adjusted Net Operating Income attributable to such Subject Property shall be $0.00) (a) if there shall have occurred and be continuing (i) a failure to pay when due (including any applicable period of grace) any obligation under any Subject Property Indebtedness with respect to such Subject Property, or (ii) a failure to observe or perform any term, covenant or agreement under any of the loan documents evidencing such Subject Property Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof (including, without limitation, the acceleration of any bonds relating to any Subject Property or demand for payment or reimbursement by any “credit enhancer” or bond issuer) or (b) upon the occurrence of any of the events described in Sections 9.1(h) or 9.1(i) with respect to Borrower or any Restricted Subsidiary that is the direct or indirect owner of such Subject Property (such Subject Property being considered an “Excluded Subject Property”).

“Subject Property Adjusted Consolidated Total Assets”:  on a consolidated basis for Borrower and its Subsidiaries, the sum (without duplication) of the following:

(i)            the Subject Property Operating Property Value; plus

(ii)           the book value of Land Assets, Redevelopment Assets and New Construction Assets that are Subject Properties (including, without limitation, all capitalized costs incurred in connection therewith) on the last day of the fiscal quarter just ended.

Subject Property Adjusted Consolidated Total Assets shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period.

“Subject Property Indebtedness”:  any Indebtedness secured by a Lien encumbering a Subject Property.

“Subject Property Loan Documents”:  the agreements, documents and instruments evidencing, securing or otherwise relating to the Subject Property Indebtedness to which the holder of such Subject Property Indebtedness is a party or intended beneficiary other than Subject Property Indebtedness encumbering an Additional Interests Property.

“Subject Property Operating Property Value”:  as of any date the quotient of (i) an amount equal to the Subject Property Adjusted Net Operating Income for all Operating Properties that are Subject Properties in the aggregate for the four fiscal quarters of the Borrower most recently ending as of such date, divided by (ii) 9.5%.  For purposes of any determination of Subject Property Operating Property Value, the following limitations and methodology shall apply:  (A) the Subject Property Adjusted Net Operating Income of any Operating Property that is a Subject Property owned by a DownREIT Partnership shall be based on the Borrower’s Interest in the Subject Property Adjusted Net Operating Income for each such Operating Property that is a Subject Property for the four fiscal quarters having most recently ended as of such date; (B) in the event more than 15% of the gross base rents payable under all leases for Properties of the Borrower, its Subsidiaries or a DownREIT Partnership (including the Borrower’s Interest in any Properties) shall be payable by one tenant and its Subsidiaries, then Subject Property Operating Property Value shall be reduced by the percentage amount of such excess multiplied by the Subject Property Operating Property Value attributable to the Subject Properties leased or controlled by such tenant and its Subsidiaries; and (C) in the event that the Borrower or a Subsidiary of the Borrower shall not have owned a Subject Property for the entire previous four fiscal quarters, then for the purposes of determining the Subject Property Operating Property Value with respect to such Operating Property that is a Subject Property, the Subject Property Adjusted Net Operating Income for such Operating Property that is a Subject Property shall be annualized in a manner reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that a New Construction Asset or Redevelopment Asset becomes a Subject Property during the relevant period, the Subject Property Adjusted Net Operating Income of such Operating Property that is a Subject Property during such period and the following periods shall be annualized until such time as such Operating Property that is a Subject Property has performed as an Operating Property for four (4) full fiscal quarters.

“Subject Property Owners”:  the Borrower, the wholly owned Subsidiaries of Borrower and DownREIT Partnerships indicated on Exhibits “C-1”, “C-2” and “C-3” as the owners (or ground lessees) of the Subject Properties and any other wholly owned Subsidiary of the Borrower or DownREIT Partnership that owns fee title to any Real Property (or the leasehold interest with respect to Real Property that is the subject of a Ground Lease) which becomes a Subject Property after the date hereof pursuant to Section 6.2.

“Subsidiary”:  as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity (A) which is required pursuant to GAAP to be consolidated with such Person for financial reporting purposes, and (B) of which such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity (other than a corporation which is provided for in (i) above), is entitled to share, either directly or indirectly through an entity described in clause (i) above, in more than 50% of the profits and losses, however determined (without taking into account returns of capital to such Person as an equity investor or payment of fees to such Person for services rendered to such entity).

“Subsidiary Guarantor”: the Subsidiaries of the Borrower listed on Schedule 4.4 and designated thereon as a Subsidiary Guarantor, each Required Additional Guarantor, and their successors and assigns; and “Subsidiary Guarantors” shall mean all such guarantors, collectively.

“Supermajority Lenders”: the Lender or Lenders whose aggregate Commitment Percentage exceeds sixty-six and two-thirds percent (66.67%).

“Tangible Net Worth”:  as of any date of determination thereof with respect to the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, the remainder of (i) the amounts which would, in conformity with GAAP, be included under “shareholder’s equity” (or any like caption) on a Consolidated balance sheet of the Borrower and its Subsidiaries as at such date, minus (ii) the net book value of all assets of the Borrower and its Subsidiaries on a Consolidated basis (to the extent reflected in the Consolidated balance sheet of the Borrower at such date) which would be treated as intangibles under GAAP, including, without limitation, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, franchises, copyrights, licenses, service marks, rights with respect to the foregoing and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and development costs).

“Taxes”:  any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority.

“Total Commitment Amount”:  on any day, the sum of the Commitment Amounts of all Lenders on such day.

“Unencumbered Asset”:  any Operating Property which Borrower desires to have treated as an Unencumbered Asset and which at any time (i) is wholly owned in fee simple by the Borrower, a direct or indirect wholly owned Subsidiary of the Borrower or a DownREIT Partnership (or is the subject of a Ground Lease), (ii) is free and clear of all Liens, including any Liens on any direct or indirect interest of Borrower or any Subsidiary therein (other than Liens permitted under clauses (i), (ii), (iii), (iv), (v) (vi), (ix) and (x) of Section 8.1), (iii) does not have applicable to it (or to any such Ground Lease) any restriction on the pledge, transfer, mortgage or assignment of such Operating Property or Ground Lease (including any restriction imposed by the organizational documents of any such Subsidiary or DownREIT Partnership, but excluding any requirement in a Ground Lease that such Ground Lease be assumed upon the assignment thereof), (iv) if owned by any such Subsidiary or DownREIT Partnership, the Stock, partnership interests or membership interests, as the case may be, of such Subsidiary or DownREIT Partnership that are owned by the Borrower or any Subsidiary are not subject to any pledge or security interest in favor of any Person other than the Borrower or a Subsidiary Guarantor, (v) is not an Environmental Risk Property; (vi) does not have, to the best of the Borrower’s knowledge, any title, survey, or other defect which could reasonably be expected to materially and adversely affect the value, use, financeability or marketability thereof, and (vii) is located within the contiguous 48 states of the continental United States; and “Unencumbered Assets”

means all such Unencumbered Assets, collectively.  The Unencumbered Assets (X) which are retail shopping centers shall on an aggregate basis have an occupancy level of tenants in possession and operating and which are paying base, minimum or similar regularly scheduled fixed payments of rent (but not pass-throughs of common area maintenance charges, operating expenses, taxes, insurance and similar charges) in accordance with the terms of their leases of at least eighty percent (80%) of the Net Rentable Area within such Unencumbered Assets based on bona fide arms-length tenant leases requiring current rental payments, and (Y) which are residential apartments shall on an aggregate basis have an occupancy level of tenants in possession and which are paying rent in accordance with the terms of their leases of at least eighty percent (80%) of the number of apartment units in such residential apartments within such Unencumbered Assets based on bona fide arm’s-length tenant leases requiring current rental payments.  .

“Unencumbered Assets Coverage Ratio”:  on any date of determination the ratio of (i) the sum of all Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries on a Consolidated basis, plus (without duplication) the Borrower’s Interest in all Adjusted Net Operating Income for all Unencumbered Assets owned by a DownREIT Partnership, in each case, for the period of four (4) fiscal quarters just ended prior to the date of determination, to (ii) the portion of the Consolidated Interest Expense (which excludes interest on unsecured Indebtedness of Joint Ventures that are not Subsidiaries) consisting of interest on all unsecured Indebtedness of the Borrower and its Subsidiaries for such period.

“Unencumbered Asset Value”:  as of any date the quotient of (i) an amount equal to the Adjusted Net Operating Income for all Unencumbered Assets in the aggregate for the four fiscal quarters of the Borrower most recently ending as of such date, divided by (ii) 9.5%. For purposes of any determination of Unencumbered Asset Value, the following limitations and methodology shall apply:  (A) the Adjusted Net Operating Income of any Unencumbered Asset owned by a DownREIT Partnership shall be based on the Borrower’s Interest in the Adjusted Net Operating Income for each such Unencumbered Asset for the four fiscal quarters having most recently ended as of such date; (B) in the event more than 15% of the gross base rents payable under all leases for Properties of the Borrower, its Subsidiaries or a DownREIT Partnership (including the Borrower’s Interest in any Properties) shall be payable by one tenant and its Subsidiaries, then Unencumbered Asset Value shall be reduced by the percentage amount of such excess multiplied by the Unencumbered Asset Value attributable to the Properties leased or controlled by such tenant and its Subsidiaries; and (C) in the event that the Borrower or a Subsidiary of the Borrower shall not have owned an Unencumbered Asset for the entire previous four fiscal quarters, then for the purposes of determining the Unencumbered Asset Value with respect to such Unencumbered Asset, the Adjusted Net Operating Income for such Unencumbered Asset shall be annualized in a manner reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that a New Construction Asset or Redevelopment Asset becomes an Operating Property during the relevant period, the Adjusted Net Operating Income of such Operating Property during such period and the following periods shall be annualized until such time as such Operating Property has performed as an Operating Property for four (4) full fiscal quarters.

1.2           Other Definitional Provisions.

(a)           All terms defined in this Agreement shall have the meanings given such terms herein when used in the Loan Documents or any certificate, opinion or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b)           As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, schedule and exhibit references contained herein shall refer to Sections hereof or schedules or exhibits hereto unless otherwise expressly provided herein.

(d)           The word “or” shall not be exclusive; “may not” is prohibitive and not permissive.

(e)           Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

(f)            Unless specifically provided in a Loan Document to the contrary, references to time shall refer to Boston, Massachusetts time.

2.             AMOUNT AND TERMS OF LOANS.

2.1           Loans.  Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower on the Effective Date the aggregate principal amount of such Lender’s Commitment Amount, for the purposes set forth in Section 2.15.  On the Effective Date, the Total Commitment Amount as of the Effective Date shall be disbursed to Borrower in a single advance.  The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  The acceptance by Borrower of the Loans hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in Section 5 have been satisfied.  No Lender shall have any obligation to make a Loan to the Borrower of more than the principal face amount of its Note.

2.2           Notes.

(a)           Notes as Evidence of Indebtedness.  The Loan of each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit H, with appropriate insertions therein as to date and principal amount (each, as endorsed or modified from time to time, a “Note” and, collectively with the Notes of all other Lenders, the “Notes”), payable to the order of such Lender for the account of its Applicable Lending Office in the initial principal face amount equal to the original amount of the Commitment of such Lender and representing the obligation of the Borrower to pay the lesser of (a) the original amount of the Commitment of such Lender and (b) the aggregate unpaid principal balance of all Loans of such

Lender, plus interest and other amounts due and owing to the Lenders under the Loan Documents (provided that, without increasing the Commitment Amount of FNB, the initial Note delivered to FNB shall be in the principal amount equal to the sum of FNB’s Commitment Amount and the Increase Amount).  The face amount of FNB’s Note includes the Increase Amount, which as of the date hereof is not available to be borrowed by the Borrower.

(b)           The Notes Generally.  Each Note shall bear interest from the date thereof on the unpaid principal balance thereof at the applicable interest rate or rates per annum determined as provided in Section 2.9 and shall be stated to mature on the Maturity Date.  The following information shall be recorded by each Lender on its books:  (i) the date and amount of the Loan of such Lender; (ii) its character as a Prime Rate Loan, a LIBOR Loan or a combination thereof; (iii) the interest rate and Interest Period applicable to LIBOR Loans; and (iv) each payment and prepayment of the principal thereof; provided, that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make payment when due of any amount owing under the Loan Documents.

(c)           By delivery of the Notes, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the “Notes” as defined in the Original Loan Agreement, which indebtedness is instead allocated among the Banks as of the date hereof and evidenced by the Notes in accordance with their respective Commitment Percentages.

2.3           Procedure for Loan Borrowings.

(a)           Intentionally Omitted.

(b)           Intentionally Omitted.

(c)           Intentionally Omitted.

(d)           Funding of Loans.  Each Lender will make its Loan, in an amount equal to its Commitment Amount, available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 11.2 not later than 12:00 noon, Massachusetts time, on the Borrowing Date in funds immediately available to the Administrative Agent at such office.  The amounts so made available to the Administrative Agent on the Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be made available on such date to the Borrower by the Administrative Agent at the office of the Administrative Agent specified in Section 11.2 by crediting the account of the Borrower on the books of such office with the aggregate of said amounts received by the Administrative Agent.

(e)           Intentionally Omitted.

(f)            Administrative Agent’s Assumption.  Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by telecopy or other writing) that such Lender will not make available to the Administrative Agent such Lender’s pro rata share of the Loans, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the

Borrowing Date in accordance with this Section, provided that such Lender received notice of the proposed borrowing from the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount.  If and to the extent such Lender shall not have so made such pro rata share available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in Section 2.9 for Prime Rate Loans or LIBOR Loans, as initially requested by Borrower, and, in the case of such Lender, the Federal Funds Rate in effect on each such day (as determined by the Administrative Agent).  Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of the Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Loans, but without prejudice to the Borrower’s rights against such Lender.

2.4           Intentionally Omitted.

2.5           Intentionally Omitted.

2.6           Repayment of Loans; Evidence of Debt.

(a)           Promise to Pay.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)           Lenders’ Accounts.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           Administrative Agent’s Accounts.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type of Advance thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any other sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           Entries Made in Accounts.  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall, to the extent not inconsistent with any entries made in any Note and absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender, or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Loans Evidenced by Notes.  The Loans and interest thereon shall at all times (including after assignment pursuant to Section 11.7) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

2.7           Prepayments of the Loans.

(a)           Voluntary Prepayments. The Borrower may, at its option, prepay the Prime Rate Loans and LIBOR Loans, in whole or in part, without premium or penalty (other than any indemnification amounts, as provided for in Section 2.14) at any time and from time to time by notifying the Administrative Agent in writing at least one Business Day prior to the proposed prepayment date in the case of Loans consisting of Prime Rate Loans and at least three Business Days prior to the proposed prepayment date in the case of Loans consisting of LIBOR Loans, specifying the Loans to be prepaid consisting of Prime Rate Loans, LIBOR Loans or a combination thereof, the amount to be prepaid and the date of prepayment.  Such notice shall be irrevocable and the amount specified in such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender in respect thereof.  Partial prepayments of Prime Rate Loans and/or LIBOR Loans shall be in an aggregate minimum principal amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, or, if less, the outstanding principal balance thereof.  Notwithstanding the foregoing, if the outstanding principal balance of the Loans would be reduced below $25,000,000 as a result of any such partial prepayment, then such prepayment shall only be permitted if the Borrower prepays the entire outstanding principal balance of the Loans.  After giving effect to any partial prepayment with respect to LIBOR Loans which were converted on the same date and which had the same Interest Period, the outstanding principal amount of such LIBOR Loans shall be at least (subject to this Section 2.7(a) and Section 2.8(a)) $1,000,000 or such amount plus a whole multiple of $100,000 in excess thereof.  Any Loans prepaid shall not be readvanced.

(b)           In General. If any prepayment is made in respect of any Advance, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 2.14.

(c)           Partial Prepayments.  Each partial prepayment of the Loans (other than Prime Rate Loans) under Section 2.7(a) shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by the Borrower, to the Lenders in accordance with the provisions of Section 3.2.

2.8           Conversions.

(a)           Conversion Elections.  The Borrower may elect from time to time to convert LIBOR Loans to Prime Rate Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, specifying the amount to be so converted, provided, that any such conversion of LIBOR Loans shall only be made on the last day of the Interest Period applicable thereto.  In addition, the Borrower may elect from time to time to convert Prime Rate Loans to LIBOR Loans or to convert LIBOR Loans to new LIBOR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, specifying the amount to be so converted and the initial Interest Period relating thereto, provided that any such conversion of Prime Rate Loans to LIBOR Loans shall only be made on a Business Day and any such conversion of LIBOR Loans to new LIBOR Loans shall only be made on the last day of the Interest Period applicable to the LIBOR Loans which are to be converted to such new LIBOR Loans.  Each such notice shall be in the form of Exhibit M and must be delivered to the Administrative Agent prior to 12:00 noon on the Business Day required by this Section for the delivery of such notices to the Administrative Agent.  The Administrative Agent shall promptly provide the Lenders with notice of any such election.  Prime Rate Loans and LIBOR Loans may be converted pursuant to this Section in whole or in part, provided that conversions of Prime Rate Loans to LIBOR Loans, or LIBOR Loans to new LIBOR Loans, shall be in an aggregate principal amount of $5,000,000 or such amount plus a whole multiple of $100,000 in excess thereof.

(b)           Effect on Conversions if an Event of Default.  Notwithstanding anything in this Section to the contrary, no Prime Rate Loan may be converted to a LIBOR Loan, and no LIBOR Loan may be converted to a new LIBOR Loan, if a Default or Event of Default has occurred and is continuing either (i) at the time the Borrower shall notify the Administrative Agent of its election to convert or (ii) on the requested Conversion Date.  In such event, such Prime Rate Loan shall be automatically continued as a Prime Rate Loan or such LIBOR Loan shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period applicable to such LIBOR Loan.

(c)           Conversion not a Borrowing.  Each conversion shall be effected by each Lender by applying the proceeds of its new Prime Rate Loan or LIBOR Loan, as the case may be, to its Advances (or portion thereof) being converted (it being understood that such conversion shall not constitute a borrowing for purposes of Sections 4 or 5).

2.9           Interest Rate and Payment Dates.

(a)           Prior to Maturity.  Except as otherwise provided in Section 2.9(b), prior to the Maturity Date, the Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

ADVANCES	RATE

Each Prime Rate Loan	Prime Rate plus the Applicable Margin.

Each LIBOR Loan	LIBOR for the applicable Interest Period plus the Applicable Margin.

(b)           Event of Default.  After the occurrence and during the continuance of an Event of Default, the outstanding principal balance of (a) the LIBOR Rate Loans and any overdue interest with respect thereto shall bear interest, whether before or after the entry of any judgment thereon, at a rate per annum equal to LIBOR for the applicable Interest Period plus the Applicable Margin plus 2% (b) the Prime Rate Loans and any overdue interest with respect thereto or other amount payable under the Loan Documents shall bear interest, whether before or after the entry of any judgment thereon, at a rate per annum equal to the Prime Rate plus 2%.

(c)           Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loans prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)           General.  Interest on (i) Prime Rate Loans shall be calculated on the basis of a 365-day year and (ii) LIBOR Loans shall be calculated on the basis of a 360-day year, in each case for the actual number of days elapsed, including the first day but excluding the last.  Any change in the interest rate on the Loans resulting from a change in the Prime Rate or a Pricing Level shall become effective as of the opening of business on the day on which such change shall become effective.  The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Prime Rate or a Pricing Level, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required.  Each determination of the Prime Rate, a LIBOR or a Pricing Level by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on the Borrower and the Lenders absent manifest error.  At no time shall the interest rate payable on the Loans of any Lender, together with the Facility Fee and all other amounts payable under the Loan Documents, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate.  If interest payable to a Lender on any date would exceed the maximum amount permitted by the Highest Lawful Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Highest Lawful Rate, shall be increased by the unpaid amount of such reduction.  Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans.  The Borrower acknowledges that the Prime Rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on Prime Rate Loans on the Prime Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

2.10         Substituted Interest Rate.  In the event that (i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the LIBOR applicable pursuant to Section 2.9 or (ii) the Required Lenders shall have notified the Administrative Agent that they have reasonably determined (which determination shall be conclusive and binding on the Borrower) that the applicable LIBOR will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such LIBOR, with respect to any portion of the Loans that the Borrower has requested be made as LIBOR Loans or LIBOR Loans that will result from the requested conversion of any portion of the Advances into LIBOR Loans (each, an “Affected Advance”), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected

Advances.  If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as Prime Rate Loans, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to or continued as Prime Rate Loans and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to Prime Rate Loans.  Until any notice under clauses (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the LIBOR market no longer exist and that adequate and reasonable means do exist for determining the LIBOR pursuant to Section 2.9 or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further LIBOR Loans shall be required to be made by the Lenders nor shall the Borrower have the right to convert all or any portion of the Loans to LIBOR Loans.

2.11         Taxes; Net Payments.

(a)           All payments made by the Borrower or any Subsidiary Guarantor under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any taxes, levies, imposts, deductions, charges or withholdings required by law to be withheld from any amounts payable under the Loan Documents.  A statement setting forth the calculations of any amounts payable pursuant to this paragraph submitted by a Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

(b)           Each Lender which is a foreign corporation within the meaning of Section 1442 of the Code shall deliver to the Borrower such certificates, documents or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Lender is not subject to withholding under Section 1441 or 1442 of the Code or as may be necessary to establish, under any law hereafter imposing upon the Borrower, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Lender are not subject to withholding.

2.12         Illegality.  Notwithstanding any other provisions herein, if any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued, or any change in any presently existing law, regulation, treaty or directive, or in the interpretation or application thereof, shall make it unlawful for any Credit Party to make or maintain its LIBOR Loans as contemplated by this Agreement, such Credit Party shall so notify the Administrative Agent and the Administrative Agent shall forthwith give notice thereof to the other Credit Parties and the Borrower, whereupon (i) the commitment of such Credit Party hereunder to make LIBOR Loans or convert Prime Rate Loans to LIBOR Loans shall forthwith be suspended and (ii) such Credit Party’s Loans then outstanding as LIBOR Loans affected hereby, if any, shall be converted automatically to Prime Rate Loans on the last day of the then current Interest Period applicable thereto or within such earlier period as required by law.  If the commitment of any Credit Party with respect to LIBOR Loans is suspended pursuant to this Section and thereafter it is once again legal for such Credit Party to make or maintain LIBOR Loans, such Credit Party’s commitment to make or maintain LIBOR Loans shall be reinstated and such Credit Party shall notify the Administrative Agent and the Borrower of such event.  Notwithstanding the foregoing, to the extent that the conditions giving rise to the notice requirement set forth in this Section can be eliminated by the transfer of such Credit Party’s Loans or Commitment to another of its branches, and to the extent that such transfer is not inconsistent with such Credit Party’s internal policies of general application and only if, as determined by such Credit Party in its sole discretion, the transfer of such Loan or Commitment, as the case may be, would not otherwise adversely affect such Loans or such Credit Party, the Borrower may request, and such Credit Party shall use reasonable efforts to effect, such transfer.

2.13         Increased Costs.  In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any presently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any Governmental Authority charged with the administration thereof or compliance by any Credit Party (or any corporation directly or indirectly owning or controlling such Credit Party) with any request or directive, whether or not having the force of law, from any central bank or other Governmental Authority, agency or instrumentality:

(a)           does or shall subject any Credit Party to any Taxes of any kind whatsoever with respect to any LIBOR Loans or its obligations under this Agreement to make LIBOR Loans, or change the basis of taxation of payments to any Credit Party of principal, interest or any other amount payable hereunder in respect of its LIBOR Loans, including any Taxes required to be withheld from any amounts payable under the Loan Documents (except for (i) imposition of, or change in the rate of, tax on the overall net income of such Credit Party or its Applicable Lending Office for any of such Advances by any jurisdiction, including, in the case of Credit Parties incorporated in any State of the United States, such tax imposed by the United States and (ii) any franchise, unincorporated business or gains taxes); or

(b)           does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Credit Party in respect of its LIBOR Loans, which, in the case of LIBOR Loans, is not otherwise included in the determination of the LIBOR;

and the result of any of the foregoing is to increase the cost to such Credit Party of making, issuing, renewing, converting or maintaining its LIBOR Loans or its commitment to make such LIBOR Loans, or to reduce any amount receivable hereunder in respect of its LIBOR Loans, then, in any such case, the Borrower shall pay such Credit Party, upon its demand, any additional amounts necessary to compensate such Credit Party for such additional cost or reduction in such amount receivable which such Credit Party deems to be material as reasonably determined by such Credit Party; provided, however, that nothing in this Section shall require the Borrower to indemnify the Credit Parties with respect to withholding Taxes for which the Borrower has no obligation under Section 2.11.  No failure by any Credit Party to demand compensation for any increased cost during any Interest Period shall constitute a waiver of such Credit Party’s right to demand such compensation at any time.  A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by a Credit Party to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and any of the Commitments or the payment of the Notes and all other amounts payable under the Loan Documents for a period of one hundred eighty (180) days and shall thereafter terminate forever.  Failure to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation.  To the extent that any increased costs of the type referred to in this Section are being incurred by a Credit Party and such costs can be eliminated or reduced by the transfer of such Credit Party’s Loans or Commitment to another of its branches, and to the extent that such transfer is not inconsistent with such Credit Party’s internal policies of general application and only if, as determined by such Credit Party in its sole discretion, the transfer of such Loan or Commitment, as the case may be, would not otherwise materially adversely affect such Loan or such Credit Party, the Borrower may request, and such Lender shall use reasonable efforts to effect, such transfer.

2.14         Indemnification for Break Funding Losses.  Notwithstanding anything contained herein to the contrary, if (i) the Borrower shall fail to borrow on the Borrowing Date, if it shall have requested a LIBOR Loan, or shall fail to convert on a Conversion Date, after it shall have given notice to do so in which it shall have requested a LIBOR Loan pursuant to Section 2.8, or (ii) a LIBOR Loan shall be terminated or prepaid for any reason prior to the last day of the Interest Period applicable thereto (including, without limitation, any mandatory prepayment or a prepayment resulting from acceleration or illegality), the Borrower agrees to indemnify each Credit Party against, and to pay on demand directly to such Credit Party, any loss or expense suffered by such Credit Party as a result of such failure to borrow or convert, or such termination or repayment, including, without limitation, an amount, if greater than zero, equal to:

A x (B-C) x  D

360

where:

“A” equals such Credit Party’s pro rata share of the Affected Principal Amount;

“B” equals the applicable LIBOR;

“C” equals the applicable LIBOR (expressed as a decimal) in effect on or about the first day of the applicable Remaining Interest Period, based on the applicable rates offered or bid, as the case may be, on or about such date, for deposits in an amount equal approximately to such Credit Party’s pro rata share of the Affected Principal Amount with an Interest Period equal approximately to the applicable Remaining Interest Period, as determined by such Credit Party;

“D” equals the number of days from and including the first day of the applicable Remaining Interest Period to but excluding the last day of such Remaining Interest Period;

and any other out-of-pocket loss or expense (including any internal processing charge customarily charged by such Credit Party) suffered by such Credit Party in connection with such LIBOR Loan including, without limitation, in liquidating or employing deposits acquired to fund or maintain the funding of its pro rata share of the Affected Principal Amount, or redeploying funds prepaid or repaid, in amounts which correspond to its pro rata share of the Affected Principal Amount.  A statement setting forth the calculations of any amounts payable pursuant to this Section submitted by a Credit Party to the Borrower shall be conclusive and binding on the Borrower absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

2.15         Use of Proceeds.  The proceeds of Loans shall be used solely (i) to refinance the Existing Term Loan; (ii) to repay other Indebtedness; and (iii) for general business purposes, including, without limitation, working capital.

2.16         Capital Adequacy.  If (i) after the date hereof, the enactment or promulgation of, or any change or phasing in of, any United States or foreign law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof, (ii) compliance with any directive or guideline from any central bank or United States or foreign Governmental Authority (whether or not having the force of law) promulgated or made after the date hereof, or (iii) compliance with the Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System as set forth in 12 CFR Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 CFR Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign Governmental Authority affects or would affect the amount of capital required to be maintained by a Credit Party (or any lending office of such Credit Party) or any corporation directly or indirectly owning or controlling such Credit Party or imposes any restriction on or otherwise adversely affects such Credit Party (or any lending office of such Credit Party) or any corporation directly or indirectly owning or controlling such Credit Party and such Credit Party shall have reasonably determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on such Credit Party’s capital or the asset value to such Credit Party of any Loan made by such Credit Party as a consequence, directly or indirectly, of its obligations to make and maintain the funding of its Loans at a level below that which such Credit Party could have achieved but for such enactment, promulgation, change or compliance (after taking into account such Credit Party’s policies regarding capital adequacy) by an amount deemed by such Credit Party to be material, then, upon demand by such Credit Party, the Borrower shall promptly pay to such Credit Party such additional amount or amounts as shall be sufficient to compensate such Credit Party for such reduction in such rate of return or asset value.  A certificate in reasonable detail as to such amounts submitted to the Borrower and the Administrative Agent setting forth the determination of such amount or amounts that will compensate such Credit Party for such reductions shall be presumed correct absent manifest error.  No failure by any Credit Party to demand compensation for such amounts hereunder shall constitute a waiver of such Credit Party’s right to demand such compensation at any time.  Such Credit Party shall, however, use reasonable efforts to notify the Borrower of such claim within 90 days after the officer of such Credit Party having primary responsibility for this Agreement has obtained knowledge of the events giving rise to such claim.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

2.17         Administrative Agent’s Records.  The Administrative Agent’s records with respect to the Loans, the interest rates applicable thereto, each payment by the Borrower of principal and interest on the Loans, and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumptively correct absent manifest error as to the amount of the Loans, and the amount of principal and interest paid by the Borrower in respect of such Loans and as to the other information relating to the Loans, and amounts paid and payable by the Borrower hereunder and under the Notes.  The Administrative Agent will when requested by the Borrower advise the Borrower of the principal and interest outstanding under the Loans as of the date of such request and the dates on which such payments are due.

2.18         Leverage Event.  Upon the occurrence of a Leverage Event (as defined in Section 8.15), the Loans shall bear interest on the outstanding principal balance thereof at the applicable rate or rates per annum as set forth in Section 8.15.

2.19         Increase of Commitment.

(a)           Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the one-time option at any time before June 30, 2004, by giving written notice to the Administrative Agent before such date (the “Increase Notice”), subject to the terms and conditions set forth in this Agreement, to increase the Total Commitment Amount by an amount up to $50,000,000.00 (the “Increase Amount”), which, assuming there has been no previous reduction in the Commitment Amounts, would result in a maximum Total Commitment Amount of up to $150,000,000.00.

(b)           The obligation of the Administrative Agent and the Lenders to increase the Total Commitment Amount pursuant to this Section 2.19 shall be conditioned upon and subject to satisfaction of the following conditions precedent:

(i)            The Borrower shall have paid to the Administrative Agent and the Lenders acquiring the Increase Amount such fees as the Administrative Agent and such Lenders may require in connection therewith, which fees shall, when paid, be fully earned and non-refundable under any circumstances; and

(ii)           On the date such Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment Amount is increased, there shall exist no Default or Event of Default; and

(iii)          The representations and warranties made by the Borrower and any of its Subsidiaries in the Loan Documents or otherwise made by or on behalf of the Borrower and any of its Subsidiaries in connection therewith or after the date thereof shall be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment Amount is increased, both immediately before and after the Total Commitment Amount is increased; and

(iv)          Borrower shall have submitted to the Administrative Agent and the Lenders acquiring the Increase Amount a Compliance Certificate prepared on a proforma basis (and adjusted in the best good faith estimate of the Borrower, based on advice of the Accountants, to give effect to such Increase Amount) demonstrating that both before and after giving effect to such Increase Amount no Default or Event of Default shall exist; and

(v)           The Borrower shall have executed and delivered to the Administrative Agent and the Lenders such additional documents, instruments, certifications and opinions as the Administrative Agent may reasonably require, including, without limitation, replacement Notes, and any amendments to Security Documents or the other Loan Documents, as Administrative Agent may reasonably request, and the Borrower shall upon demand pay the cost of any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are demanded in connection with such increase; and

(vi)          One or more Lenders or potential assignees shall have agreed to acquire the Increase Amount, provided, however, that no Lender (including, specifically, but without limitation, FNB) shall be obligated to acquire such increase without the express written consent of such Lender, which consent may be withheld in such Lender’s sole and absolute discretion.  Upon the request of Borrower, FNB shall endeavor to solicit Lenders to acquire the Increase Amount.  Borrower shall cooperate and actively assist with FNB in connection with any such solicitation and shall reimburse FNB for any reasonable fees or expenses incurred in connection with such solicitation.

(c)           Upon satisfaction of the terms and conditions set forth above, (i) the Increase Amount shall become a part of the Commitments and Total Commitment Amount and shall be disbursed subject to the terms of this Agreement and effective with such increase, and, subject to the payment of any breakage costs pursuant to Section 2.14, the Lenders shall make such adjustments to the outstanding Loans and Commitment Percentages of such Lenders, so that, after giving effect to such increase, the outstanding Loans and Commitment Percentages are consistent with their respective Commitment Amounts; and (ii) FNB will assign a portion of its Note equal to the Increase Amount to the Lender or assignee acquiring such Increase Amount and such Increase Amount will become a part of the Total Commitment Amount.

3.             FEES; PAYMENTS.

3.1           FNB Fee.

(a)           The Borrower agrees to pay to FNB and Lead Arranger on the Effective Date a commitment and loan structuring fee (the “FNB Fee”), as provided in the Agreement Regarding Fees.  FNB shall pay to the other Lenders a commitment and loan structuring fee in accordance with their separate agreement.

(b)           The Borrower agrees to pay any other fees payable to any Credit Party under any separate agreement at the times so agreed upon in such separate agreements.

(c)           The FNB Fee shall be paid on the date due, in immediately available funds, to FNB.  The FNB Fee and all other fees and amounts paid shall not be refundable under any circumstances.

3.2           Payments; Application of Payments.  Each payment, including each prepayment, of principal and interest on the Loans and the FNB Fee, the Administrative Agent’s fees, and any other amounts due hereunder shall be made by the Borrower to the Administrative Agent or FNB, as applicable, without set-off, deduction or counterclaim, at its office set forth in Section 11.2 in funds immediately available to the Administrative Agent at such office by 12:00 noon on the due date for such payment.  Promptly upon receipt thereof by the Administrative Agent, the

Administrative Agent shall remit, in like funds as received, to the Lenders who maintain any of their Loans as Prime Rate Loans or LIBOR Loans, each such Lender’s pro rata share of such payments which are in respect of principal or interest due on such Prime Rate Loans or LIBOR Loans.  The failure of the Borrower to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 12:00 noon on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans.  If any payment hereunder or under the Notes shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Interest Period) shall be extended to the next Business Day and interest shall be payable at the applicable rate specified herein during such extension.  If any payment is made with respect to any LIBOR Loans prior to the last day of the applicable Interest Period, the Borrower shall indemnify each Lender in accordance with Section 2.14.

4.             REPRESENTATIONS AND WARRANTIES.

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans the Borrower makes the following representations and warranties to the Administrative Agent and each Lender:

4.1           Existence and Power.

(a)           The Borrower (i) is a Maryland corporation duly organized and validly existing and in good standing under the laws of Maryland, (ii) has all requisite power and authority to own its Property and to carry on its business as now conducted, and (iii) is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned therein make such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

(b)           Each Subsidiary of the Borrower (including each Subsidiary Guarantor) (i) is a corporation, partnership, limited liability company, real estate investment trust or business trust, is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its Property and to carry on its business as now conducted, and (ii) is in good standing and authorized to do business in each other jurisdiction in which the nature of the business conducted therein or the Property owned therein make such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

4.2           Authority.

(a)           The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party and to make the borrowings contemplated thereby, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action.

(b)           Each Assignor has full legal power and authority to enter into, execute and deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary partnership or limited liability company action, as applicable.

4.3           Binding Agreement.

(a)           The Loan Documents to which the Borrower or any of its Subsidiaries is a party constitute the valid and legally binding obligations of such Person, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

(b)           The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which any such Person is a party do not violate the provisions of any applicable statute, law (including, without limitation, any applicable usury or similar law), rule or regulation of any Governmental Authority.

4.4           Subsidiaries; DownREIT Partnerships.  As of the Effective Date, the Borrower has only the Subsidiaries set forth on Schedule 4.4.  Schedule 4.4 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Guarantor, in each case as of the Effective Date. The shares of each corporate Subsidiary of the Borrower that are owned by the Borrower are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens.  The interest of the Borrower in each non-corporate Subsidiary is owned free and clear of any Liens (other than Liens applicable to a partner under the terms of any partnership agreement, or those applicable to a member under the terms of any limited liability company operating agreement, to secure the Borrower’s obligation to make capital contributions or similar payments thereunder).  As of the Effective Date, the only DownREIT Partnership is Excel Realty Partners, L.P.  As of the Effective Date, there is no Subsidiary of the Borrower (other than ERT Development Corporation) that is a guarantor of any unsecured Indebtedness of Borrower (other than the Loans) that is not also a Subsidiary Guarantor.

4.5           Litigation.

(a)           There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any Subsidiary of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower or any of their respective Properties or rights, which (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of any of the Loan Documents, or (iii) could reasonably be expected to result in the rescission, termination or cancellation of any franchise, right, license, permit or similar authorization held by the Borrower or any Subsidiary of the Borrower, which rescission, termination or cancellation could reasonably be expected to have a Material Adverse Effect.

(b)           As of the date hereof, Schedule 4.5 sets forth all actions, suits and proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any Subsidiary of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower, any Subsidiary of the Borrower or any of their respective Properties or rights which, if adversely determined, could have a Material Adverse Effect.

4.6           Required Consents.  No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, any Governmental Authority or any other Person not obtained is required to be obtained by the Borrower or any of its Subsidiaries to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents or is required to be obtained by the Borrower or any of its Subsidiaries as a condition to the validity or enforceability of the Loan Documents.

4.7           No Conflicting Agreements.  Neither the Borrower nor any Subsidiary of the Borrower is in default beyond any applicable grace or cure period under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect.  The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or any Subsidiary of the Borrower pursuant to the terms of any such mortgage, indenture, contract or agreement.

4.8           Compliance with Applicable Laws.  Neither the Borrower nor any Subsidiary of the Borrower is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary of the Borrower is in compliance in all material respects with all statutes, regulations, rules and orders applicable to Borrower or such Subsidiary of all Governmental Authorities, including, without limitation, (i) Environmental Laws and ERISA, a violation of which could reasonably be expected to have a Material Adverse Effect and (ii) §§856-860 of the Code, compliance with which is required to preserve the Borrower’s status as a REIT.

4.9           Taxes.  Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has filed appropriate extensions and has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested as permitted under Section 7.4) in which the failure to pay could reasonably be expected to have a Material Adverse Effect, and no tax Liens have been filed with respect thereto.  The charges, accruals and reserves on the books of the Borrower and each Subsidiary of the Borrower with respect to all federal, state, local and other taxes are, to the best knowledge of the Borrower, adequate for the payment of all such taxes, and the Borrower knows of no unpaid assessment which is due and payable against it or any of its Subsidiaries or any claims being asserted which could reasonably be expected to have a Material Adverse Effect.

4.10         Governmental Regulations.  Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, and neither the Borrower nor any Subsidiary of the Borrower is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan

Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

4.11         Federal Reserve Regulations; Use of Loan Proceeds.  Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock.

4.12         Plans; Multiemployer Plans.  As of the Effective Date, each of the Borrower and its ERISA Affiliates maintains or makes contributions only to the Plans and Multiemployer Plans listed on Schedule 4.12.  Each Plan, and, to the best knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or state law, and no event or condition is occurring or exists concerning which the Borrower would be under an obligation to furnish a report to the Administrative Agent and each Lender as required by Section 7.2(d).  As of September 30, 2002, each Plan was “fully funded”, which for purposes of this Section means that the fair market value of the assets of such Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a plan termination basis.  To the best knowledge of the Borrower, no Plan has ceased being fully funded.

4.13         Financial Statements.  The Borrower has heretofore delivered to the Administrative Agent and the Lenders (i) copies of the audited Consolidated Balance Sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2002, and the Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for the Borrower and its Consolidated Subsidiaries for the three months ended June 30, 2003, (ii) the Consolidated Statements of Income and Cash Flows for the Borrower and its Consolidated Subsidiaries for the six months ending June 30, 2003, certified by its Chief Financial Officer (collectively, with the related notes and schedules, the “Financial Statements”).  The Financial Statements fairly present in all material respects the Consolidated financial condition and results of the operations of the Borrower and its Consolidated Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP.  Except as reflected in the Financial Statements or in the notes thereto, neither the Borrower nor any Subsidiary of the Borrower (including any Subject Property Owner) has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) involving material amounts which, in accordance with GAAP, should have been shown on the Financial Statements and was not.  Since June 30, 2003 there has been no material adverse change in the condition (financial or otherwise), operations, prospects or business of the Borrower and its Subsidiaries taken as a whole.

4.14         Property.  Each of the Borrower and its Subsidiaries has good and marketable title to all of its Property, title to which is material to the Borrower or such Subsidiary, subject to no

Liens, except Permitted Liens.  There are no unpaid or outstanding real estate or similar taxes or assessments on or against any Real Property other than (i) real estate or other taxes or assessments that are not yet due and payable, and (ii) such taxes as the Borrower or any Subsidiary of the Borrower is contesting in good faith or which individually or in the aggregate could not reasonably be expected to have a Materially Adverse Effect.  There are no pending eminent domain proceedings against any Real Property, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any Governmental Authority against any Real Property, which pending, threatened or contemplated proceedings individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  None of the Real Property is now damaged as a result of any fire, explosion, accident, flood or other casualty which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.15         Franchises, Intellectual Property, Etc.  Each of the Borrower and its Subsidiaries possesses or has the right to use all franchises, Intellectual Property, licenses and other rights, in each case that are material and necessary for the conduct of its business, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits or, to the best knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, Intellectual Property, license or other right and which revocation or termination could reasonably be expected to have a Material Adverse Effect.

4.16         Environmental Matters.

(a)           The Borrower and each of its Subsidiaries is in compliance with the requirements of all applicable Environmental Laws except for such non-compliance which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           No Hazardous Substances have been (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from any Real Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under any Real Property in violation of any Environmental Laws; or (iii) discharged from any Real Property on or into property or waters (including subsurface waters) adjacent to any Real Property in violation of any Environmental Laws, which violation, in the case of any of (i), (ii) or (iii) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Neither the Borrower nor any of its Subsidiaries (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or the release or threatened release of any Hazardous Substance into the environment which, in either case, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or the release or threatened release of any Hazardous Substance into the environment which, in either case, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or a release or threatened release of any Hazardous Substance into the environment for which the Borrower or any Subsidiary of the Borrower is or may be liable the results of which could, in either case, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iv) has received notice that the Borrower or any Subsidiary of the Borrower is or may be liable to any Person under any Environmental Law which liability could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)           To the best of the Borrower’s knowledge, no Real Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Real Property is located in such a special flood hazard area, then the Borrower has obtained all insurance that is required to be maintained by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower operates.

4.17         Labor Relations.  Neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, other than the collective bargaining agreement covering fewer than 25 employees at the Roosevelt Mall Shopping Center in Philadelphia, Pennsylvania, and, to the best knowledge of the Borrower, no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative with respect to the Borrower or such Subsidiary.  There are no material controversies pending between the Borrower or any Subsidiary and any of their respective employees, which could reasonably be expected to have a Material Adverse Effect.

4.18         Setoff.  The rights of the Administrative Agent and the Lenders with respect to the Collateral are not subject to any setoff, withholdings or other defenses.  The Borrower and the Assignors are the owners of the Collateral free from any lien, security interest, encumbrance, setoff or other claim or demand other than Liens expressly permitted pursuant to Section 8.1 and setoff rights of financial institutions against deposits of Borrower and its Subsidiaries held by such financial institutions.

4.19         Solvency.  On the Effective Date and immediately following the making of the Loans, and after giving effect to the application of the proceeds of such Loans:  (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed the debts and liabilities, including Contingent Obligations, of the Borrower and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise of the Borrower and its Subsidiaries, as such debts and other liabilities become absolute and mature; (c) the Borrower and its Subsidiaries, taken as a whole, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and mature; and (d) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted hereafter.

4.20         REIT Status.  The Borrower (i) has made an election pursuant to Section 856 of the Code to qualify as a REIT, (ii) has satisfied and continues to satisfy all of the requirements under §§ 856-859 of the Code and the regulations and rulings issued thereunder which must be satisfied for the Borrower to maintain its status as a REIT, and (iii) is in compliance in all material respects with all Code sections applicable to REITs generally and the regulations and rulings issued thereunder.

4.21         List of Unencumbered Assets.  A list of all the Unencumbered Assets as of the date of this Agreement is attached hereto as Schedule 4.21.

4.22         Operation of Business.  The Borrower is a self-advised, and self-managed REIT.

4.23         No Misrepresentation.  No representation or warranty contained herein and no certificate or report furnished or to be furnished by the Borrower or any Subsidiary of the Borrower in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not misleading in the light of the circumstances under which made.

5.             CONDITIONS TO LOANS.

The obligation of each Lender to make its Loan shall be subject to the fulfillment of the following conditions precedent:

5.1           Evidence of Action.

(a)           The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary of the Borrower substantially in the form of Exhibit I (i) attaching a true and complete copy of the resolutions of its Board of Directors authorizing the execution and delivery of the Loan Documents by the Borrower and the performance of the Borrower’s obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its articles of incorporation and by-laws, (iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) certifying that said corporate charter and by-laws are true and complete copies thereof, are in full force and effect and have not been amended or modified.

(b)           The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary of each Subsidiary Guarantor (or such Subsidiary Guarantor’s managing partner, general partner or managing member, as applicable) substantially in the form of Exhibit J (i) attaching a true and complete copy of the resolutions of its Board of Directors, Trustees or Managers, as the case may be, authorizing its execution and delivery of the Guaranty and the performance of its obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Guaranty and the transactions contemplated thereby, (ii) attaching a true and complete copy of its articles of incorporation or corporate charter, declaration of trust or certificate of formation and, if applicable, by-laws, operating agreement or agreement of limited liability company, and if such certificate is from such Subsidiary Guarantor’s managing partner, general partner or managing member, attaching a true and complete copy of the applicable Subsidiary Guarantor’s partnership agreement or operating agreement and other organizational documents, (iii) setting forth the incumbency of its officer or officers who may sign the Guaranty, including therein a signature specimen of such officer or officers, and (iv) certifying that said organizational documents are true and complete copies thereof, are in full force and effect and have not been amended or modified.

(c)           The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary of each Assignor substantially in the form of Exhibit K (i) attaching a true and complete copy of the resolutions of its Board of Directors, Trustees or Managers, as the case may be (or such Assignor’s managing partner, general partner or managing member), authorizing its execution and delivery of the Assignment of Interests and the performance of its obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Assignment of Interests and the transactions contemplated thereby, (ii) attaching a true and complete copy of its articles of incorporation or corporate charter, declaration of trust or certificate of formation and, if applicable, by-laws, operating agreement or agreement of limited liability company, and if such certificate is from such Assignor’s managing partner, general partner or managing member, attaching a true and complete copy of the applicable Assignor’s partnership agreement or operating agreement and other organizational agreements, (iii) setting forth the incumbency of its officer or officers who may sign the Assignment of Interests, including therein a signature specimen of such officer or officers, and (iv) certifying that said organizational documents are true and complete copies thereof, are in full force and effect and have not been amended or modified.

(d)           The Administrative Agent shall have received certificates of good standing for the Borrower from the Maryland State Department of Assessments and Taxation and for each Subsidiary Guarantor and each Assignor from the Secretary of State for the State in which such Subsidiary Guarantor and such Assignor is incorporated or formed, as applicable, and for the Borrower from each jurisdiction other than Maryland in which the Borrower is qualified to do business, provided that such Secretaries issue such certificates with respect to the Borrower.

5.2           This Agreement.  The Administrative Agent shall have received counterparts of this Agreement signed by each of the parties hereto (or receipt by the Administrative Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts hereof).

5.3           Notes.  The Administrative Agent shall have received the Notes, duly executed by an Authorized Signatory of the Borrower.

5.4           Guaranty.  The Administrative Agent shall have received counterparts of the Guaranty signed by each of the Subsidiary Guarantors (or receipt by the Administrative Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts thereof).

5.5           Security Documents.  The Administrative Agent shall have received counterparts of the Security Documents signed by each of the parties thereto (or receipt by the Administrative Agent from a party thereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with the originally executed counterparts thereof). Additionally, the Administrative Agent shall have received, at the Borrower’s expense, evidence in form and substance satisfactory to the Administrative Agent that the Security Documents are effective to create in favor of the Administrative Agent a legal, valid and enforceable first security interest in the Collateral described in the Security Documents and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such security interests have been duly effected and that any and all consents necessary or desirable with respect to such security interest, have been received and remain in full force and effect as of the Effective Date.

5.6           Instruction Letter.  The Administrative Agent shall have received counterparts of the Instruction Letter duly executed by an authorized officer of the Servicer and by the Borrower.

5.7           Litigation.  There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for herein and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrower to the foregoing effects.

5.8           Opinion of Counsel to the Borrower.  The Administrative Agent shall have received an opinion of (i) Hogan & Hartson, L.L.P., outside counsel to the Borrower, and (ii) Steven F. Siegel, Esq., in-house counsel to the Borrower, and (iii) counsel to each Subsidiary Guarantor and each Assignor, and their respective general partners, managing partners or managing members, as applicable, each addressed to the Administrative Agent and the Lenders, and each dated the Effective Date, and each in form and substance satisfactory to Administrative Agent, covering such matters as Administrative Agent may reasonably request.

5.9           Fees.  The FNB Fee and all other fees payable to the Administrative Agent, the Lead Arranger and the Lenders shall have been paid.

5.10         Fees and Expenses of Special Counsel.  The fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

5.11         Compliance.  On the Effective Date and after giving effect to the Loans to be made or created, (a) the Borrower shall be in compliance with all of the terms, covenants and conditions hereof, (b) there shall not exist and be continuing any Default or Event of Default, (c)

the representations and warranties contained in the Loan Documents shall be true and correct, and (d) the aggregate outstanding principal balance of the Loans shall not exceed the Total Commitment Amount.

5.12         Loan Closing.  All documents required by the provisions of the Loan Documents to be executed or delivered to the Administrative Agent on or before the Effective Date shall have been executed and shall have been delivered at the office of the Administrative Agent set forth in Section 11.2 on or before the Effective Date.

5.13         Documentation and Proceedings.  All corporate matters and legal proceedings and all documents and papers in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received all information and copies of all documents which the Administrative Agent or the Required Lenders may reasonably have requested in connection therewith, such documents (where appropriate) to be certified by an Authorized Signatory of the Borrower or proper Governmental Authorities.

5.14         Required Acts and Conditions.  All acts, conditions and things (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any filings, recordings or registrations) required to be done or performed by the Borrower and to have happened on or prior to the Effective Date and which are necessary for the continued effectiveness of the Loan Documents, shall have been done or performed and shall have happened in due compliance with all applicable laws.

5.15         Approval of Special Counsel.  All legal matters in connection with the making of each Loan shall be reasonably satisfactory to Special Counsel.

5.16         Other Documents.  The Administrative Agent shall have received such other documents and information with respect to the Borrower and its Subsidiaries or the transactions contemplated hereby as the Administrative Agent or the Lenders shall reasonably request.

5.17         Loan to Value.  The Administrative Agent shall have received evidence in form and substance satisfactory to the Administrative Agent, that the sum of (a) outstanding principal balance of the Loans on the Effective Date plus (b) the sum of the Subject Property Indebtedness as of the Effective Date, is not greater than seventy-five percent (75%) of the then Subject Property Adjusted Consolidated Total Assets.

6.             COLLATERAL SECURITY; RESTRICTED INTERESTS.

6.1           Collateral.  The obligations of the Borrower under the Loan Documents shall be secured by (i) a perfected first priority lien or security title and security interest to be held by the Administrative Agent for the benefit of the Lenders in the Collateral, and (ii) such additional collateral, if any, as the Administrative Agent for the benefit of the Lenders from time to time may accept as security for the obligations of the Borrower under the Loan Documents (a) with the consent of the Required Lenders, which consent may be given or withheld in the sole discretion of the Required Lenders, or (b) which is added pursuant to Section 6.2.  The obligations of the Borrower under the Loan Documents shall also be guaranteed pursuant to the terms of the Guaranty.

6.2           Substitution or Addition of Restricted Interests.  Provided no Default or Event of Default (other than a Default or Event of Default under Section 8.19 or 8.20 which is being cured as a result of the transactions contemplated by this Section 6.2) shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 6.2), the Borrower from time to time may include certain Potential Properties owned by Borrower, its wholly owned Subsidiaries or DownREIT Partnerships as additional Subject Properties for the purpose of replacing existing Subject Properties or providing additional Subject Properties in order to ensure compliance with or to cure a breach of the Borrower’s covenants contained in Section 8.19 and Section 8.20.  Notwithstanding the foregoing, no Potential Properties shall be included as additional Subject Properties unless and until the following conditions precedent shall have been satisfied:

(a)           Borrower shall have indicated to Administrative Agent in writing whether such proposed Potential Properties are intended to be Equity Interests Properties, Distribution Interests Properties or Additional Interests Properties and such Potential Properties shall qualify as Subject Properties;

(b)           the Potential Property shall be owned, directly or indirectly, one hundred percent (100%) by Borrower, a direct or indirect wholly owned Subsidiary of Borrower or a DownREIT Partnership and Borrower or a wholly owned Subsidiary of Borrower shall have (i) total control over all decisions regarding the Potential Property (other than with respect to a Potential Property owned by a DownREIT Partnership) (including the operation, financing and disposition thereof) or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the entities to which such Potential Interests relate, whether through the ownership of voting securities, ownership interests, by contract or otherwise, with respect to DownREIT Partnerships;

(c)           the Potential Property shall be a retail shopping center;

(d)           there shall be no security interests in, liens on, or other encumbrances affecting such Potential Property or the Borrower’s and its Subsidiaries’ direct and indirect interests therein except security interests, liens and encumbrances expressly permitted under Section 8.1;

(e)           solely with respect to Potential Properties intended to constitute Collateral Interests Properties, each of the representations set forth in the Assignment of Interests to be executed pursuant to (f) below shall be true and correct;

(f)            solely with respect to Potential Properties intended to constitute Collateral Interests Properties, Borrower and any applicable Subsidiary of Borrower shall have executed and delivered to the Administrative Agent all instruments, documents, or agreements, including an Assignment of Interests in substantially the same form as the Assignment of Interests delivered to Administrative Agent on the date hereof, Acknowledgments in substantially the same form as the Acknowledgments delivered to Administrative Agent on the date hereof and Uniform Commercial Code financing statements, as the Administrative Agent shall deem reasonably necessary or desirable to obtain and perfect a first priority security interest in, or lien on, the interests related to such Potential Property which are intended to constitute Collateral Interests;

(g)           prior to or contemporaneously with such addition or substitution, the Borrower shall submit to Administrative Agent a Compliance Certificate prepared on a proforma basis (and adjusted in the best good faith estimate of the Borrower, based on the advice of the Accountants, to give effect to such addition or substitution) demonstrating that after giving effect to such addition or substitution, no Default or Event of Default shall exist with respect to Section 8.19 and Section 8.20;

(h)           the Administrative Agent, on behalf of the Lenders, shall have received any certificates, opinions or other information or documentation with respect to the applicable Potential Property and related proposed Collateral Interest(s) (if any) as the Administrative Agent, shall deem reasonably necessary or desirable; and

(i)            after giving effect to the inclusion of such Potential Properties as Subject Properties, the Borrower shall be in compliance with all covenants contained herein and in the other Loan Documents.

If all of the foregoing conditions precedent shall have been satisfied, each such Potential Property shall be deemed a Subject Property and an Equity Interests Property, Distribution Interests Property or an Additional Interests Property (consistent with Borrower’s designation pursuant to clause (a) above), and Administrative Agent may unilaterally amend Exhibits “C-1”, “C-2” and “C-3”, as applicable, to give effect to such addition.

6.3           Sale of a Subject Property.

(a)           Provided no Default or Event of Default shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 6.3(a) and transactions simultaneously occurring under Section 6.2, if any), a Subject Property Owner may from time to time sell, transfer or otherwise convey a Subject Property (or the Borrower or a Subsidiary may sell, transfer or convey the direct or indirect interests in such Subject Property Owner) to a third party or enter into a Joint Venture pursuant to which Borrower no longer owns directly or indirectly 100% of the interests in a Subject Property Owner, provided that, solely with respect to sales, transfers or conveyances of a Collateral Interests Property or the Borrower’s or its Subsidiaries’ direct or indirect interests therein or the consummation of any such Joint Venture, such sale, transfer, conveyance or consummation of such a Joint Venture shall be upon the following terms and conditions in either case:

(i)            The Borrower shall deliver to the Agent written notice of the desire to consummate each such sale, transfer, conveyance or Joint Venture on or before the date on which each such sale, transfer, conveyance or Joint Venture is to be effected;

(ii)           Prior to or contemporaneously with such sale, transfer or conveyance or the consummation of such Joint Venture, the Borrower shall submit to Administrative Agent a Compliance Certificate prepared on a proforma basis (and adjusted in the best good faith estimate of the Borrower, based on the advice of the Accountants, to give effect to such sale, transfer or conveyance or Joint Venture) demonstrating that after giving effect to (a) such sale, transfer or conveyance or Joint Venture and (b) the prepayment described in (iii)

below, if any, no Default or Event of Default shall exist with respect to Section 8.19 and Section 8.20; and

(iii)          To the extent required to remain in compliance with Borrower’s covenants set forth in Section 8.19 and Section 8.20, the Borrower shall pay to the Administrative Agent for the account of the Lenders, which payment shall be applied to reduce the outstanding principal balance of the Loans, a release price for such Property in an amount necessary to remain in compliance with Borrower’s covenants set forth in Section 8.19 and Section 8.20.  Such payments shall be applied to reduce the outstanding principal balance of the Loans; provided, that the Borrower shall not be required to make a payment which would reduce the principal balance below zero.

After giving effect to such sale, transfer or conveyance or Joint Venture, the underlying Real Property that was the subject of such sale, transfer or conveyance or Joint Venture shall no longer be a Subject Property.  Nothing in this Section 6.3 shall in any way be applicable to Additional Interests or Additional Interests Properties.

7.             AFFIRMATIVE COVENANTS.

The Borrower agrees that, so long as any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or the Administrative Agent, the Borrower shall:

7.1           Financial Statements.  Maintain a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Lender:

(a)           Annual Statements.  As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of its Consolidated Balance Sheet as at the end of such fiscal year, together with the related Consolidated Statements of Income, Stockholders’ Equity and Cash Flows as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year.  The Consolidated Balance Sheets and Consolidated Statements of Income, Stockholders’ Equity and Cash Flows shall be audited and certified without qualification by the Accountants, which certification shall (i) state that the examination by such Accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes the examination, on a test basis, of evidence supporting the amounts and disclosures in such Consolidated financial statements, and (ii) include the opinion of such Accountants that such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries, as of the date of such Consolidated financial statements, and the Consolidated results of their operations and their cash flows for each of the years identified therein in conformity with GAAP (subject to any change in the requirements of GAAP).

(b)           Operating Statements and Rent Roll.  As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower and, if requested by Administrative Agent, within sixty (60) days after the end of the first three fiscal quarters of the Borrower, copies of (i) the operating statements (in a form reasonably satisfactory to the Administrative Agent) for all Real Property of the Borrower, and (ii) a Rent Roll, each of which shall be certified by the Chief Financial Officer to be true, correct and complete in all material respects.

(c)           Quarterly Statements.  As soon as available, but in any event within 60 days after the end of the first three fiscal quarters of the Borrower, a copy of the unaudited Consolidated Balance Sheet of the Borrower as at the end of each such quarterly period, together with the related unaudited Consolidated Statements of Income and Cash Flows for the elapsed portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by the Chief Financial Officer as being true, correct and complete in all material respects and as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower and its Subsidiaries.

(d)           Quarterly Information Regarding Unencumbered Assets and Subject Properties.

(i)            As soon as available, but in any event 60 days after the end of each of the first three fiscal quarters of the Borrower (120 days after the end of the last fiscal quarter of the Borrower), a list of all the Unencumbered Assets owned by the Borrower, any wholly owned Subsidiary of the Borrower and each DownREIT Partnership as of the last day of such fiscal quarter setting forth the following information with respect to each such Unencumbered Asset as of such date:  (i) asset type (i.e., retail shopping center or residential apartment building); (ii) location; (iii) percentage of the Unencumbered Asset owned by the Borrower, any wholly owned Subsidiary of the Borrower and each DownREIT Partnership; and (iv) the Net Operating Income for such Unencumbered Asset during such fiscal quarter.

(ii)           If required by Administrative Agent, as soon as available, but in any event 60 days after the end of each of the first three fiscal quarters of the Borrower (120 days after the end of the last fiscal quarter of the Borrower), a list of all the Subject Properties owned by Subsidiary of the Borrower as of the last day of such fiscal quarter setting forth the following information with respect to each such Subject Property as of such date:  (i) location; (ii) the Net Operating Income for such Subject Property during such fiscal quarter, and (iii) a list and description of the Subject Property Indebtedness for such Subject Property.

(e)           Compliance Certificate.  Within 60 days after the end of each of the first three fiscal quarters of the Borrower (120 days after the end of the last fiscal quarter of the Borrower), a Compliance Certificate, certified by the Chief Financial Officer, setting forth in reasonable detail the computations demonstrating the Borrower’s compliance with the provisions of Sections 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19 and 8.20.

(f)            Rent Roll.  Upon the request of the Administrative Agent, a Rent Roll.

(g)           Other Information.  Such other information as the Administrative Agent or any Lender may reasonably request from time to time.

7.2           Certificates; Other Information.  Furnish to the Administrative Agent and each Lender:

(a)           Defaults Under Other Indebtedness.  Prompt written notice if:  (i) any Indebtedness of the Borrower or any Subsidiary of the Borrower is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, or (ii) a default that extends beyond any applicable notice or grace period shall have occurred under any note (other than the Notes) or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Borrower or any Subsidiary of the Borrower has the right to declare any such Indebtedness due and payable prior to its stated maturity, and, in the case of either (i) or (ii), the Indebtedness that is the subject of (i) or (ii) is, in the aggregate, $15,000,000 or more;

(b)           Action of Governmental Authorities.  Prompt written notice of:  (i) receipt of any citation, summons, subpoena, order to show cause or other document naming the Borrower or any Subsidiary of the Borrower a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document; (ii) any lapse or other termination of any Intellectual Property, license, permit, franchise or other authorization issued to the Borrower or any Subsidiary of the Borrower by any Person or Governmental Authority, which lapse or termination could reasonably be expected to have a Material Adverse Effect; and (iii) any refusal by any Person or Governmental Authority to renew or extend any such material Intellectual Property, license, permit, franchise or other authorization, which refusal could reasonably be expected to have a Material Adverse Effect;

(c)           SEC or other Governmental Reports and Filings.  Promptly upon becoming available, copies of all regular, periodic or special reports which the Borrower or any Subsidiary of the Borrower may now or hereafter be required to file with or deliver to any securities exchange or the Securities and Exchange Commission, or any other Governmental Authority succeeding to the functions thereof, pursuant to the Securities Exchange Act of 1934, as amended.

(d)           ERISA Information.  Promptly, and in any event within ten Business Days, after the Borrower knows or has reason to know that any of the events or conditions enumerated below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by the Chief Financial Officer setting forth details with respect to such event or condition and the action, if any, which the Borrower or an ERISA Affiliate proposes to take with respect thereto; provided, however, that if such event or condition is required to be reported or noticed to the PBGC, such statement, together with a copy of the relevant report or notice to the PBGC, shall be furnished promptly and in any event not later than ten days after it is reported or noticed to the PBGC:

(i)            any reportable event, as defined in Section 4043(b) of ERISA with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or of Section 302 of ERISA, including, without limitation, the failure to make, on or before its due date, a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or the disqualification of such Plan for purposes of Section 4043(b)(1) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)           the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or any ERISA Affiliate to terminate any Plan;

(iii)          the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iv)          the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt of the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)           the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty days from its commencement;

(vi)          the adoption of an amendment to any Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA that would result in the loss of the tax-exempt status of the trust of which such Plan is a part or the Borrower or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections; and

(vii)         any event or circumstance exists which may reasonably be expected to constitute grounds for the incurrence of material liability by the Borrower or any ERISA Affiliate under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any employee benefit plan;

(e)           ERISA Reports.  Promptly after the request of the Administrative Agent or any Lender therefor, copies of each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103 of ERISA) and each annual report filed with respect to each Plan under Section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to the Borrower or any ERISA Affiliate;

(f)            Notice of Sales or Transfers.  Quarterly, on each date that a Compliance Certificate is to be delivered pursuant to Section 7.1(e), a list of all sales or transfers of any Unencumbered Assets that occurred during such quarter; provided that, if during any fiscal quarter of the Borrower any sale or transfer of an Unencumbered Asset, which combined with all other such sales or transfers of Unencumbered Assets during such fiscal quarter, would exceed $100,000,000 in the aggregate, then the Borrower shall promptly provide such list and a certification of the Chief Financial Officer as to the Borrower’s compliance with Sections 8.12 and 8.16;

(g)           Casualties or Condemnations.  Prompt written notice of any casualty or condemnation of any Real Property, if such casualty or condemnation could reasonably be expected to have a Material Adverse Effect;

(h)           Environmental Law Notices.  Prompt written notice of any order, notice, claim or proceeding received by, or brought against, the Borrower or any Subsidiary of the Borrower, or with respect to any of the Real Property, under any Environmental Law, which could reasonably be expected to have a Material Adverse Effect;

(i)            Management Letters and Reports.  If requested by the Administrative Agent, promptly thereafter, copies of all material management letters and similar material reports provided to the Borrower by the Accountants;

(j)            New Subsidiary Guarantors.  Notice of any Subsidiary (i) which Borrower is adding as a Subsidiary Guarantor in the event that the Borrower and the then current Subsidiary Guarantors contribute less than 80% of Adjusted Net Operating Income (as further described in Section 7.11) as of the end of any fiscal quarter of Borrower, or (ii) that has become a guarantor under any existing or future unsecured Indebtedness of Borrower (as further described in Section 7.11), such notice to be delivered to the Administrative Agent concurrently with the delivery of the Compliance Certificate with respect to such quarter;

(k)           Changes in Name or Fiscal Year.  Prompt written notice of (i) any change in the Borrower’s name, with copies of all filings with respect to such name change attached thereto, and (ii) any change in its fiscal year from that in effect on the Effective Date.

(l)            Defaults or Events of Default.  Prompt written notice if there shall occur and be continuing a Default or an Event of Default; and

(m)          Other Information.  Such other information as the Administrative Agent or any Lender shall reasonably request from time to time.

7.3           Legal Existence.

(a)           Borrower’s Legal Existence.  Maintain its status as a Maryland corporation in good standing in the State of Maryland and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

(b)           Legal Existence of Subsidiaries.  Cause each Subsidiary of the Borrower to maintain its status as a real estate investment trust, business trust, corporation, limited liability company or partnership, as the case may be, in good standing in its state of formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect; provided, that Borrower may cause any Subsidiary (other than a Subsidiary

Guarantor or a Restricted Subsidiary, except as allowed by Section 8.2) to be liquidated or dissolved.

7.4           Taxes.  Pay and discharge when due, and cause each Subsidiary of the Borrower so to do, all Taxes, assessments and governmental charges, license fees and levies upon, or with respect to, the Borrower or such Subsidiary and all Taxes upon the income, profits and Property of the Borrower and its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect, unless and to the extent only that such Taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such non-payment, and provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

7.5           Insurance.  Maintain, and cause each Subsidiary of the Borrower to maintain, insurance on its Property against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower or the relevant Subsidiary operates, and file with the Administrative Agent within 10 Business Days after request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof, and the Property and risks covered thereby, together with a certificate of the Chief Financial Officer certifying that in the opinion of such officer such insurance complies with the obligations of the Borrower under this Section, and is in full force and effect.

7.6           Payment of Indebtedness and Performance of Obligations.  Pay and discharge when due, and cause each Subsidiary of the Borrower to pay and discharge, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to have a Material Adverse Effect, unless such Indebtedness shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such non-payment, and provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

7.7           Maintenance of Property; Environmental Investigations.

(a)           In all material respects, at all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each Subsidiary of the Borrower so to do, all Property necessary to the operation of the Borrower’s or such Subsidiary’s business.

(b)           In the event that the Administrative Agent shall have a reasonable basis for believing that Hazardous Substances may be on, at, under or around any Real Property in violation of any applicable Environmental Law which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, promptly conduct and complete (at the Borrower’s expense) all investigations, studies, samplings and testings relative to such Hazardous Substances as the Administrative Agent may reasonably request.

7.8           Observance of Legal Requirements.

(a)           Observe and comply in all respects, and cause each Subsidiary of the Borrower so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, except (i) where noncompliance with any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, or (ii) such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such noncompliance, and provided that the Borrower shall give the Administrative Agent prompt notice of any contest with respect to clause (ii) to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

(b)           Use and operate all of its facilities and property in compliance with all Environmental Laws and cause each of its Subsidiaries so to do, and keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith and cause each of its Subsidiaries so to do, and handle all Hazardous Materials in compliance with all applicable Environmental Laws and cause each of its Subsidiaries so to do, except where noncompliance with any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

7.9           Inspection of Property; Books and Records; Discussions.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of the Administrative Agent and any Lender during normal business hours and on reasonable prior notice to visit its offices, to inspect any of its Property and to examine and make copies or abstracts from any of its books and records as often as may reasonably be required under the circumstances, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Borrower or and its Subsidiaries with the officers thereof and the Accountants.  Borrower may have a representative accompany Administrative Agent or any Lender on any such visit, inspection or discussion.

7.10         Licenses, Intellectual Property.  Maintain, and cause each Subsidiary of the Borrower to maintain, in full force and effect, all licenses, franchises, Intellectual Property, permits, authorizations and other rights as are necessary for the conduct of its business, the loss of which could reasonably be expected to have a Material Adverse Effect.

7.11         Additional Guarantors.  At any time after the date hereof, in the event that, during any fiscal quarter of Borrower, Borrower and the Subsidiary Guarantors do not own Unencumbered Assets which contribute at least eighty percent (80%) of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries on a

Consolidated basis, then, at the time that Borrower is to provide the Compliance Certificate with respect to such quarter to Administrative Agent, Borrower shall cause such Subsidiaries of Borrower, as designated by the Borrower and approved by Administrative Agent (such approval not to be unreasonably withheld), to execute and deliver a Guaranty to the Administrative Agent, for the benefit of the Lenders, duly executed by such Subsidiaries (together with certificates and attachments of a nature similar to those described in Section 5.1(b) and (c) with respect to such Subsidiaries and an opinion of counsel of a nature similar to those in the form required pursuant to Section 5.8 (iii)) so that Borrower and the Subsidiary Guarantors will again own Unencumbered Assets which contribute at least 80% of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries on a Consolidated basis.  Additionally, in the event that any Subsidiary of the Borrower, whether presently existing or hereafter formed or acquired, which is not a Subsidiary Guarantor at such time, shall after the date hereof become a guarantor under any existing or future unsecured Indebtedness of Borrower, then promptly after the Administrative Agent’s request therefor, Borrower shall cause such Subsidiary to execute and deliver a Guaranty to the Administrative Agent, for the benefit of the Lenders, duly executed by such Subsidiaries (together with certificates and attachments of a nature similar to those described in Section 5.1(b) and (c) with respect to such Subsidiaries and an opinion of counsel of a nature similar to those in the form required pursuant to Section 5.8 (iii)).  Notwithstanding the foregoing, the foregoing Adjusted Net Operating Income for all Unencumbered Assets threshold of this Section shall not be applicable from and after the occurrence of, and during the continuance of, (i) an Event of Default, or (ii) a reduction by S&P of its Senior Debt Rating below BBB- or a reduction by Moody’s of its Senior Debt Rating below Baa3 (it being understood that at such time, the Administrative Agent can require any Subsidiary of the Borrower (other than an Excluded Subsidiary) which has not executed a Guaranty to immediately comply with requirements of this Section).

7.12         REIT Status; Operation of Business.

(a)           Maintain its status under §§856 et seq. of the Code as a REIT.

(b)           Carry on all business operations of the Borrower as a self-advised, self-managed REIT.

(c)           Manage, or cause one or more of its Subsidiaries at all times to manage, at least 90% of all Properties of the Borrower and its Subsidiaries.

(d)           Cause the common stock of Borrower at all times to be listed for trading and to be traded on the New York Stock Exchange, the American Stock Exchange or another nationally recognized stock exchange.

7.13         More Restrictive Agreements.  Should Borrower or any Subsidiary Guarantor after the date hereof enter into any agreement or modify any existing agreement (a “More Restrictive Agreement”) relating to any unsecured Indebtedness of Borrower or any Subsidiary Guarantor that includes negative covenants or default provisions (or any other provision which may have the same practical effect) which are more restrictive against Borrower or any Subsidiary Guarantor than those set forth in Section 8, Section 9.1(g) or Section 9.1(j) of this Agreement (the “Original Provisions”), the Borrower shall promptly notify the Administrative Agent and, if requested by the Required Lenders, the Borrower, the Administrative Agent, and

the Required Lenders shall (and if applicable, the Borrower shall cause any Subsidiary Guarantor to) promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Required Lenders in their sole discretion.  The Borrower and each Subsidiary Guarantor agree to deliver to the Administrative Agent copies of any agreements or documents (or modifications thereof) pertaining to any such Indebtedness as the Administrative Agent from time to time may request.  Notwithstanding the foregoing, any amendments to provisions contained in this Agreement and the other Loan Documents made pursuant to this Section 7.13 shall only be effective for such period of time as the applicable More Restrictive Agreement is in full force and effect (or continues to be more restrictive), and upon the termination of the effectiveness of such More Restrictive Agreement (or upon such More Restrictive Agreement becoming less restrictive than the corresponding Original Provision), the provisions affected by such amendment shall return to the applicable Original Provisions.

8.             NEGATIVE COVENANTS.

The Borrower agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing under any Loan Document to any Lender or the Administrative Agent the Borrower shall not, directly or indirectly:

8.1           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any Subsidiary of the Borrower so to do, except the following “Permitted Liens”:  (i) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or the existence of which do not otherwise violate the covenants in Section 7.4, (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA and other types of similar statutory obligations incurred in the ordinary course of business), (iii) Liens, deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety or appeal bonds, performance bonds, completion bonds or other obligations of like nature arising in the ordinary course of business upon Property other than the Account, (iv) zoning ordinances, easements, rights of way, use restrictions, exclusive use limitations in any lease of Real Property, reciprocal easement agreements, minor defects, irregularities, and other restrictions, charges or encumbrances affecting Real Property (whether or not recorded), which do not materially adversely affect the value of such Real Property or materially impair its use for the operation of the business of the Borrower or such Subsidiary, (v) statutory Liens arising by operation of law such as mechanics’, materialmen’s, carriers’, warehousemen’s liens incurred in the ordinary course of business which are not delinquent or the existence of which do not otherwise violate the covenants in Section 7.6, (vi) Liens arising out of judgments or decrees which are being contested in accordance with Section 7.8 or the existence of which do not otherwise violate the covenants in Section 7.8 or result in a default pursuant to Section 9.1(j), (vii) mortgages and related financing statements and security agreements on Real Property other than the Subject Properties, provided that the existence of such mortgages, and the Indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.15 or 8.16, (viii) first priority mortgages and related financing statements and first priority security agreements on the Subject Properties in existence on the date hereof or encumbering Real Property on or after the date hereof which becomes a Subject Property after the date hereof pursuant to Section 6.2 and any first priority mortgages and related financing statements and first priority security agreements in connection with a refinancing of any such Subject Property Indebtedness, provided that the existence of such mortgages and the Indebtedness secured thereby does not cause the Borrower to be in violation of Section 8.15, 8.16, 8.19 or 8.20, and further provided, however, that prior to Borrower or any of its Subsidiaries obtaining any such refinancing of any Collateral Interest Property, Borrower shall provide to Administrative Agent contemporaneously with or prior to such refinance a Compliance Certificate prepared on a proforma basis (and adjusted in the best good faith estimate of the Borrower, based on the advice of the Accountants, to give effect to such refinance) demonstrating that after giving effect to such refinance, no Default or Event of Default shall exist with respect to the covenants set forth in Section 8.19 and Section 8.20, (ix) Liens in favor of the Borrower or any Subsidiary Guarantor upon Property other than the Collateral, the Account, the Collateral Interest Properties, and the Borrower’s or Assignor’s direct or indirect interests therein, provided that the Indebtedness secured by any such Lien is held by the Borrower or such Subsidiary Guarantor, (x) the interests of lessees and lessors under leases of real or personal property made in the ordinary course of business which could not reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect, (xi) Liens on the interests of Borrower or any Subsidiary of Borrower in any Joint Venture or in any Subsidiary of Borrower (other than the direct or indirect interest of Borrower or Assignors in the Account, the Collateral or any Restricted Subsidiary), provided that the existence of such Liens, and the Indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.15, (xii) Liens under Capital Leases, provided that the existence of such Capital Lease, and the indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.15, (xiii) Liens in favor of the Administrative Agent and the Lenders under the Loan Documents, and (xiv) Liens upon Property not otherwise permitted by clauses (i) through (xiii) of this Section which do not in the aggregate exceed, in principal amount, $15,000,000, other than Liens on the Collateral, the Account, the Subject Properties and the Borrower’s direct or indirect interest therein.

8.2           Merger, Consolidation and Certain Dispositions of Property.

(a)           Consolidate with, be acquired by, or merge into or with any Person, or sell, lease or otherwise dispose of all or substantially all of its Property (in one transaction or a series of transactions), or permit any Subsidiary Guarantor so to do, or liquidate or dissolve, except (i) the merger or consolidation of any Subsidiary Guarantor of the Borrower into or with the Borrower, (ii) the merger or consolidation of any two or more Subsidiary Guarantors (including any Subsidiaries that become Subsidiary Guarantors upon the consummation of such a transaction with a Subsidiary Guarantor), (iii) the merger or consolidation of the Borrower or a Subsidiary Guarantor with any other Person, provided that (A) the Borrower or such Subsidiary Guarantor is the surviving entity in such merger or consolidation, or contemporaneously with the consummation of such transaction the surviving entity becomes a Subsidiary Guarantor, (B) the total book value of the assets of the entity which is merged into or consolidated with the Borrower or such Subsidiary Guarantor is less than 35% of the total book value of the assets of the Borrower and its Subsidiaries on a Consolidated basis immediately following such merger or consolidation, (C) immediately prior to such merger or consolidation the Borrower shall have provided to the Administrative Agent a Compliance Certificate prepared on a pro-forma basis (and adjusted in the best good faith estimate of the Borrower, based on the advice of the Accountants, to give effect to such merger or consolidation) demonstrating that after giving effect to such merger or consolidation, no Default shall exist with respect to any of the covenants set forth in Sections 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19 and 8.20 and (D) after giving effect to such merger or consolidation, no Event of Default shall then exist, or (iv)  the merger or consolidation of a Subsidiary Guarantor with any other Person in which such other Person shall be the surviving entity, the liquidation or dissolution of a Subsidiary Guarantor, or the sale, lease or other disposition by a Subsidiary Guarantor of all or substantially all of its Property, so long as, after giving effect to such transaction, (x) no Default or Event of Default shall then exist, (y) such transaction does not violate Section 8.2(c) and (z) Borrower and/or the Subsidiary Guarantors (including any new Subsidiary Guarantors provided by the Borrower pursuant to Section 7.11 in connection with such transaction) own Unencumbered Assets which contribute at least 80% of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries on a Consolidated basis.  In the event that a Subsidiary Guarantor shall engage in a transaction permitted by Section 8.2(a)(iv) (other than a lease of all or substantially all of its assets), then such Subsidiary Guarantor shall be released by Administrative Agent from liability under the Subsidiary Guaranty, provided that the Borrower shall deliver to Administrative Agent evidence satisfactory to Administrative Agent that (X) the Borrower will be in compliance with all covenants of this Agreement after giving effect to such transaction, (Y) if such transaction involves the sale or disposition by a Subsidiary Guarantor of all or substantially all of its Property, such Subsidiary Guarantor shall be legally dissolved after its release from the Subsidiary Guaranty (provided further that a Subsidiary Guarantor that has transferred substantially all of its assets may be released from its liability under the Subsidiary Guaranty without dissolving upon the approval of the Administrative Agent, which approval may be withheld in its sole discretion) and (Z) the net cash proceeds from such sale or disposition are being distributed to Borrower as part of such dissolution.  Nothing in this Section 8.2(a) shall in any way restrict the activities of a Subsidiary that is not a Subsidiary Guarantor.

(b)           Permit any Collateral Interests Owner or any Subsidiary of any Collateral Interests Owner (other than an Excluded Collateral Interests Subsidiary) or any direct or indirect owner of any Collateral Interests Owner (other than Borrower) to consolidate with, be acquired by, or merge into or with any Person, or sell, lease or otherwise dispose of all or substantially all of its Property (in one transaction or a series of transactions), or liquidate or dissolve, unless (i) immediately prior to such transaction the Borrower shall have provided to the Administrative Agent a Compliance Certificate prepared on a pro-forma basis (and adjusted in the best good faith estimate of the Borrower, based on the advice of the Accountants, to give effect to such transaction) demonstrating that after giving effect to such transaction, no Default shall exist with respect to the covenants set forth in Section 8.19 and Section 8.20, (ii) after giving effect to such transaction, no Event of Default shall then exist, (iii) such transaction does not violate Section 8.2(d), and (iv) if in connection with such transaction additional Collateral Interests are proposed to be pledged to Administrative Agent or if Administrative Agent deems it reasonably necessary or desirable in order to maintain, obtain and/or perfect a first priority security interest in, or lien on, the Collateral Interests affected by such transaction which are intended to remain Collateral Interests following such transaction, Borrower and any applicable Subsidiary of Borrower shall have executed and delivered to the Administrative Agent all instruments, documents, or agreements, including an Assignment of Interests in substantially the same form as the Assignment of Interests delivered to Administrative Agent on the date hereof, Acknowledgments in substantially the same form as the Acknowledgments delivered to Administrative Agent on the date hereof and Uniform Commercial Code financing statements, as the Administrative

Agent shall deem reasonably necessary or desirable to obtain and perfect a first priority security interest in, or lien on, such Collateral Interests, provided, however, that notwithstanding the foregoing, in no event shall Borrower permit CA New Plan to (x) consolidate with, be acquired by, or merge into or with any Subsidiary of Borrower that is not a Collateral Interests Owner or a Subsidiary of a Collateral Interests Owner (other than an Excluded Collateral Interests Subsidiary) or (y) sell, lease or otherwise dispose of all or substantially all of its Property (in one transaction or a series of transactions) to any Subsidiary of Borrower that is not a Collateral Interests Owner or a Subsidiary of a Collateral Interests Owner (other than an Excluded Collateral Interests Subsidiary).  Nothing in this Section 8.2(b) shall in any way restrict (A) the activities of a Subsidiary that is not a Collateral Interests Owner, a Subsidiary of a Collateral Interests Owner or a direct or indirect owner of any Collateral Interests Owner or (B) the activities of an Excluded Collateral Interests Subsidiary.

(c)           Except as expressly permitted by Section 8.2(a), sell, transfer, contribute, master lease or dispose of any of its Property, either directly or indirectly, or permit any Subsidiary Guarantor so to do, except that if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, (i) any Subsidiary Guarantor may sell, transfer, contribute, master lease or otherwise dispose of its assets to the Borrower or to any other Subsidiary Guarantor, (ii) the Borrower may sell, transfer, contribute, master lease or otherwise dispose of its assets (other than its direct or indirect interests in CA New Plan, except as permitted by Section 8.2(b)) to any Subsidiary, provided, however, that solely with respect to transactions involving Borrower’s direct or indirect interest in a Collateral Interests Owner, in the event that such sale, transfer, contribution, lease or other disposition is to a Subsidiary other than a Collateral Interests Owner or a Subsidiary of a Collateral Interests Owner, immediately prior to such transaction the Borrower shall have provided to the Administrative Agent a Compliance Certificate prepared on a pro-forma basis (and adjusted in the best good faith estimate of the Borrower, based on the advice of the Accountants, to give effect to such transaction) demonstrating that after giving effect to such transaction, no Default shall exist with respect to the covenants set forth in Section 8.19 and Section 8.20, (iii) in connection with any transaction pursuant to which a Real Property asset of Borrower or any Subsidiary Guarantor (other than a Collateral Interests Property, except as permitted by Section 8.2(d)) is or will be encumbered with a mortgage (as permitted under Section 8.1(vii)), the Borrower or any Subsidiary Guarantor may transfer such asset to any Subsidiary, (iv) Borrower or any Subsidiary Guarantor of Borrower may sell, transfer, contribute or dispose of worn-out or obsolete Property, (v) Borrower or any Subsidiary Guarantor may sell, transfer, contribute, master lease or otherwise dispose of any of its assets (other than its direct or indirect interests in CA New Plan, except as permitted by Section 8.2(b)) to any Subsidiary Guarantor, so long as, after giving effect to such transaction, Borrower and/or the Subsidiary Guarantors (including any new Subsidiary Guarantors provided by the Borrower pursuant to Section 7.11 in connection with such transaction) own Unencumbered Assets which contribute at least 80% of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries on a Consolidated basis, and (vi) the Borrower or any Subsidiary of the Borrower may sell, transfer, contribute, master lease or otherwise dispose of Property in an arm’s length transaction (or, if the transaction involves an Affiliate of the Borrower, if the transaction complies with Section 8.8), including, without limitation, a disposition of Property pursuant to a merger or consolidation (so long as such merger or consolidation is not prohibited by Section 8.2(a) or 8.2(b)), provided, that such transaction, as with respect to the Account, any of the Collateral, any Collateral Interests

Property or any Collateral Interests, or any direct or indirect interests therein, is not prohibited by Section 8.2(d), and further provided, however, that for any fiscal year of the Borrower, any sale, transfer, master lease, contribution or other disposition of Property in reliance on this clause (vi) which when combined with all other sales, transfers, master leases, contributions or dispositions of Property in reliance on this clause (vi) made in such fiscal year shall not exceed 25% of the total book value of all Property of the Borrower and its Subsidiaries determined as of the date of each such transaction.  Nothing in this Section 8.2(c) (other than clause (vi)) shall in any way restrict the activities of a Subsidiary that is not a Subsidiary Guarantor.

(d)           Except as expressly permitted by Section 8.2(a), Section 8.2(b) or Section 8.2(c), sell, transfer, contribute, master lease or dispose of the Account, any of the Collateral, any Collateral Interests Property or any Collateral Interests, either directly or indirectly, or permit any Collateral Interests Owner, any Subsidiary of any Collateral Interests Owner or any direct or indirect owner of a Collateral Interests Owner so to do, except that if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, (i) any Collateral Interests Owner, any Subsidiary of any Collateral Interests Owner or any direct or indirect owner of a Collateral Interests Owner any may sell, transfer, contribute or dispose of worn-out or obsolete Property, (ii) Borrower (as with respect to any Collateral Interests), any Collateral Interests Owner, any Subsidiary of any Collateral Interests Subsidiary or any direct or indirect owner of a Collateral Interests Owner may sell, transfer, contribute, master lease or otherwise dispose of its assets to any other Collateral Interests Owner or any other Subsidiary of any Collateral Interests Subsidiary, provided, however, if in connection with such transaction Administrative Agent deems it reasonably necessary or desirable in order to maintain, obtain and/or perfect a first priority security interest in, or lien on, the Collateral Interests affected by such transaction which are intended to remain Collateral Interests following such transaction, Borrower and any applicable Subsidiary of Borrower shall have executed and delivered to the Administrative Agent all instruments, documents, or agreements, including an Assignment of Interests in substantially the same form as the Assignment of Interests delivered to Administrative Agent on the date hereof, Acknowledgments in substantially the same form as the Acknowledgments delivered to Administrative Agent on the date hereof and Uniform Commercial Code financing statements, as the Administrative Agent shall deem reasonably necessary or desirable to obtain and perfect a first priority security interest in, or lien on, such Collateral Interests, (iii) in connection with any transaction pursuant to which a Collateral Interests Property is or will be encumbered with a mortgage (as permitted under Section 8.1(viii)), any Collateral Interests Owner and/or any Subsidiary of any Collateral Interests Owner (other than CA New Plan), as applicable, may transfer such asset to a newly formed direct or indirect wholly owned Subsidiary of Borrower which is established as a special purpose entity to own Real Property or equity interests related thereto in a bankruptcy remote manner, and (iv) Borrower, any Collateral Interests Owner, any Subsidiary of any Collateral Interests Owner or any direct or indirect owner of a Collateral Interests Owner may sell, transfer, contribute, master lease or otherwise dispose of a Collateral Interests Property or a direct or indirect interest in a Collateral Interests Property in an arm’s length transaction to a third party, including, without limitation, a disposition of such Property pursuant to a merger or consolidation (so long as such merger or consolidation is not prohibited by Section 8.2(a) or (b)), provided that such sale, transfer, master lease contribution or other disposition complies with Section 6.3 and Section 8.2(c)(vi).  Nothing in this Section 8.2(d) shall in any way restrict the activities of (x) Borrower with respect to Borrower’s assets other than Borrower’s direct or indirect interests in the Account, any of the Collateral, any Collateral Interests Property or any Collateral Interests or (y) a Subsidiary that is not a Collateral Interests Owner, a Subsidiary of a Collateral Interests Owner or a direct or indirect owner of a Collateral Interests Owner, or (z) an Excluded Collateral Interests Subsidiary.

8.3           Investments, Loans, Etc.  At any time, purchase or otherwise acquire, hold or invest in the Stock of, or any other interest in, any Person, or make any loan or advance to, or enter into any arrangement for the purpose of acquiring, holding or investing in or loaning or advancing to, or make any other investment, whether by way of capital contribution, time deposit or otherwise, in or with any Person, or permit any Subsidiary of the Borrower so to do, (all of which are sometimes referred to herein as “Investments”, it being understood, without limitation, that the provision by Borrower or any Subsidiary of guarantees and/or letters of credit to other Persons shall not constitute Investments but shall instead constitute Indebtedness) except the following (to the extent that maintaining any thereof would not at any time violate the requirements of Section 856(c) of the Code):

(a)           demand deposits, certificates of deposit, bankers acceptances and domestic and eurodollar time deposits with any Lender, or any other commercial bank, trust company or national banking association incorporated under the laws of the United States or any State thereof and having undivided capital, surplus and undivided profits exceeding $500,000,000 and a long term debt rating of A or A2, as determined, respectively, by S&P and Moody’s;

(b)           short-term direct obligations of the United States of America or agencies thereof whose obligations are guaranteed by the United States of America;

(c)           securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States or any State thereof which at the time of purchase are rated by S&P or Moody’s at not less than “A1” or “P1,” respectively;

(d)           mortgage-backed securities guaranteed by the Governmental National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by S&P or Moody’s at not less than “Aa” or “AA,” respectively;

(e)           repurchase agreements having a term not greater than 90 days and fully secured by securities described in the foregoing paragraph (b) or (d) with banks described in the foregoing paragraph (a) or with financial institutions or other corporations having total assets in excess of $50,000,000;

(f)            shares of “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in the investments described in one or more of the foregoing paragraphs (a) through (e) and have total assets of in excess of $50,000,000;

(g)           Real Property;

(h)           Subject to Section 8.17, equity investments in any Person (other than Subsidiaries) and Notes Receivable investments;

(i)            Investments (debt or equity) in Subsidiaries of the Borrower;

(j)            investments in respect of (1) equipment, inventory and other tangible personal property or intangible property acquired in the ordinary course of business, (2) current trade and customer accounts receivable for services rendered in the ordinary course of business, (3) advances to employees for travel expenses other company-related expenses, and (4) prepaid expenses made in the ordinary course of business;

(k)           Hedging Agreements made in connection with any Indebtedness;

(l)            repurchases of any common or preferred stock or other equity interests (or securities convertible into such interests) in the Borrower that have been previously issued by the Borrower which do not exceed, in any calendar year, (1) 10% of the aggregate outstanding shares of common and preferred stock and other equity interests in Borrower as of the date hereof, in any combination, plus (2) 10% of the aggregate of any additional shares of common and preferred stock and other equity interests in Borrower issued after the date hereof, in any combination;

(m)          redemptions of preferred stock of the Borrower in accordance with the terms thereof;

(n)           redemptions for cash or common Stock of the Borrower of units of limited partner interests or limited liability company interests in a DownREIT Partnership;

(o)           loans or advances to employees of the Borrower, provided that all such loans in the aggregate do not at any time exceed $25,000,000 in the aggregate;

(p)           Capital Leases; and

(q)           subject to Section 8.17, any other Investments not included in paragraphs (a) through (p) deemed appropriate by the Borrower (provided that in no event shall Investments made in reliance upon the exception set forth in this paragraph (q) exceed $75,000,000 in any fiscal year of Borrower).

8.4           Business Changes.  Change in any material respect the nature of the business of the Borrower or its Subsidiaries as conducted on the Effective Date.

8.5           Amendments to Organizational Documents.  Amend or otherwise modify its corporate charter or by-laws in any way (other than in connection with the issuance or classification of preferred stock of the Borrower) which would adversely affect the interests of the Administrative Agent and the Lenders under any of the Loan Documents, or permit any Subsidiary of the Borrower to amend its organizational documents in a manner which could have the same result.

8.6           Intentionally Omitted.

8.7           Sale and Leaseback.  Enter into any arrangement with any Person providing for the leasing by it of Property which has been or is to be sold or transferred by it to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or its rental obligations, or permit any Subsidiary of the Borrower so to do, except for sale and leasing transactions described herein for which the combined selling price of all Property subject to all such transactions does not exceed $100,000,000 in any fiscal year of Borrower.

8.8           Transactions with Affiliates.  Become a party to any transaction in an amount that exceeds $100,000 with an Affiliate unless the terms and conditions relating thereto (i) have been approved by a majority of the disinterested directors of the Borrower, (ii) have been approved by a majority of votes cast by the stockholders of the Borrower, or (iii) are upon fair and reasonable terms, no less favorable to the Borrower or its Subsidiaries than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or its Subsidiary, or permit any Subsidiary of the Borrower so to do.

8.9           Issuance of Additional Capital Stock by Subsidiary Guarantors.  Permit any Subsidiary Guarantor to issue any additional Stock or other equity interest of such Subsidiary Guarantor, other than the issuance of partnership or limited liability company units in a DownREIT Partnership which is a Subsidiary Guarantor, provided that such units are issued in consideration of the contribution to the DownREIT Partnership of assets qualifying as “real estate assets” under Section 856(c) of the Code.

8.10         Hedging Agreements.  Enter into, or permit any of its Subsidiaries to enter into, any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate interest rate risks to which the Borrower or any Subsidiary of the Borrower is exposed in the conduct of its business or the management of its liabilities.

8.11         Restricted Payments.  Permit the Borrower to make Restricted Payments, except that:

(i)            except as set forth in clause (ii) below, the Borrower may declare and pay dividends payable with respect to its equity securities in any fiscal quarter of the Borrower if after giving effect to such dividend, such dividend, when added to the amount of all other such dividends paid in the same fiscal quarter and the preceding three (3) fiscal quarters, would not exceed the greater of (A) ninety-five percent (95%) of its Funds from Operations for the four fiscal quarters ending prior to the quarter in which such dividend is paid or (B) the minimum amount of such dividends required under the Code to enable the Borrower to continue to maintain its status under the Code as a REIT, as evidenced (in the case of clause (B)) by a certification of Chief Financial Officer containing calculations in reasonable detail satisfactory in form and substance to Administrative Agent;

(ii)           if an Event of Default under Section 9.1(a) or (b) has occurred and is continuing, the Borrower may declare and pay dividends with respect to its equity securities which shall not exceed the minimum amount of such dividends required under the Code to enable the Borrower to continue to maintain its status under the Code as a REIT, as evidenced by a certification of Chief Financial Officer containing calculations in reasonable detail reasonably satisfactory in form and substance to Administrative Agent;

(iii)          the Borrower may effect Stock repurchases to the extent permitted by Sections 8.3(l) or 8.3(m);

(iv)          the Borrower may effect “cashless exercises” of options granted under the Borrower’s stock option plans;

(v)           the Borrower may distribute rights or equity securities under any rights plan adopted by the Borrower; and

(vi)          the Borrower may declare and pay dividends (or effect Stock splits or reverse Stock splits) with respect to its equity securities payable solely in additional shares of its equity securities.

8.12         Unencumbered Assets Coverage Ratio.  Permit the Unencumbered Assets Coverage Ratio to be less than 2.0:1.0 at any time.

8.13         Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio to be less than 1.75:1.0 at any time.

8.14         Minimum Tangible Net Worth.  Permit the Tangible Net Worth of the Borrower and its Subsidiaries on a Consolidated basis at any time to be less than the sum of (i) $1,278,400,00, plus (ii) 80% of the aggregate net proceeds received by the Borrower from and after the Effective Date in connection with the issuance of any capital stock of the Borrower.

8.15         Maximum Total Indebtedness.

(a)           Permit at any time Consolidated Total Indebtedness to be more than 57.5% of Adjusted Consolidated Total Assets at such time, or

(b)           Permit at any time the portion of the Consolidated Total Indebtedness (which shall exclude Indebtedness of Joint Ventures that are not Subsidiaries) consisting of Consolidated secured Indebtedness of Borrower and its Subsidiaries at such time to exceed 40% of Adjusted Consolidated Total Assets at such time.

In the event that the Consolidated Total Indebtedness shall exceed 55% of the Adjusted Consolidated Total Assets at any time (a “Leverage Event”), then upon the occurrence and during the continuance of such Leverage Event, the outstanding principal balance of (a) the LIBOR Rate Loans shall bear interest at a rate per annum equal to LIBOR for the applicable Interest Period plus the Applicable Margin plus 0.10%, and (b) the Prime Rate Loans shall bear interest at a rate per annum equal to the Prime Rate plus the Applicable Margin plus 0.10%.

8.16         Indebtedness to Unencumbered Assets Ratio.  Permit at any time the portion of the Consolidated Total Indebtedness (which shall exclude Indebtedness of Joint Ventures that are not Subsidiaries) consisting of Consolidated unsecured Indebtedness of the Borrower and its Subsidiaries at such time to be more than 55% of Unencumbered Asset Value at such time.

8.17         Maximum Book Value of Ancillary Assets.  Permit the book value of the Ancillary Assets at any time to be more than 25% of the Adjusted Consolidated Total Assets of the Borrower and its Subsidiaries on a Consolidated basis at such time.  For purposes of this Section 8.17 the book value of any Ancillary Asset not owned 100%, directly or indirectly, by the Borrower or any of its Subsidiaries shall be adjusted by multiplying the same by the

Borrower’s Interest in such Ancillary Asset during the fiscal quarter of the Borrower ending as of any date of determination of such book value.

8.18         Development Activity.  Engage, directly or indirectly, or permit any Subsidiary or Joint Venture to engage, in the ground-up development of Real Property except for the ground-up development of New Construction Assets to be used principally as a retail shopping center, provided that the book value of New Construction Assets by Borrower and its Subsidiaries and Joint Ventures shall not at any time exceed fifteen percent (15%) of the Borrower’s Adjusted Consolidated Total Assets.  For purposes of this Section 8.18 the book value of any New Construction Assets not owned 100%, directly or indirectly, by the Borrower or any of its Subsidiaries shall be adjusted by multiplying the same by the Borrower’s Interest in such New Construction Asset during the fiscal quarter of the Borrower ending as of any date of determination of such book value.

8.19         Debt Service Coverage.  Permit the aggregate Subject Property Adjusted Net Operating Income for the prior twelve (12) months to be less than 1.4 times the Implied Debt Service of the Borrower and the Subject Property Owners for such period.

8.20         Restricted Interests Ratio.  Permit at any time the outstanding principal balance of the Loans to exceed 66 2/3% of the portion of Subject Property Adjusted Consolidated Total Assets attributable to Collateral Interests Properties.

9.             DEFAULT.

9.1           Events of Default.  The following shall each constitute an “Event of Default” hereunder:

(a)           The failure of the Borrower to pay any installment of principal on any Note on the date when due and payable; or

(b)           The failure of the Borrower to pay any installment of interest or any other fees, expenses or other charges payable under any Loan Document within five Business Days of the date when due and payable; or

(c)           The use of the proceeds of any Loan in a manner inconsistent with or in violation of Section 2.15; or

(d)           The failure of the Borrower to observe or perform any covenant or agreement contained in Section 7.12(a), 7.12(b), or 8 (other than Sections 8.1, 8.3, 8.5, 8.7, 8.8 and 8.10 as to which the provisions of paragraph (e) below shall apply); or

(e)           The failure of Borrower or any of its Subsidiaries to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower, provided that if Borrower shall have exercised reasonable diligence to cure such failure and such failure cannot be cured within such 30 day period despite such reasonable diligence, Borrower shall have the right to cure such failure within 90 days after the date of such notice from Administrative Agent provided Borrower diligently and continuously pursues the completion of such cure (unless any such default is excluded from any provision of a grace period or cure of defaults contained in any other Loan Document or unless a shorter cure period is specified in any other Loan Document with respect to such default); or

(f)            Any representation or warranty of the Borrower or any of its Subsidiaries (or of any officer of the Borrower or any of its Subsidiaries on their behalf) made in any Loan Document to which it is a party or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

(g)           Any obligation of the Borrower (other than its obligations under the Notes) or any Subsidiary of the Borrower, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness shall (i) become or shall be declared to be due and payable prior to the expressed maturity thereof, or (ii) shall not be paid when due or within any grace period for the payment thereof, or (iii) shall be subject, by the holder of the obligation evidencing such Indebtedness, to acceleration (after the expiration of any applicable notice and cure periods) prior to the expressed maturity thereof, and the sum of all such Indebtedness which is the subject of paragraphs (i) - (iii) inclusive exceeds (A) at any time, in the case of Indebtedness other than Non-Recourse Indebtedness, $15,000,000, and (B) in any calendar year, in the case of Non-Recourse Indebtedness, $50,000,000 in the aggregate during such year;  or

(h)           The Borrower or any Subsidiary of the Borrower shall (i) suspend or discontinue its business (except as permitted by Section 7.3 or 8.2), (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing; provided that the events described in this Section 9.1(h) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor, shall not constitute an Event of Default unless the aggregate book value of Borrower’s direct or indirect equity Investment in all such Subsidiaries exceeds $50,000,000; or

(i)            An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Subsidiary under the United States bankruptcy laws or any other applicable

Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any Subsidiary, and any such decree or order continues unstayed and in effect for a period of 60 days; provided that the events described in this Section 9.1(i) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor, shall not constitute an Event of Default unless the aggregate book value of Borrower’s direct or indirect equity Investment in all such Subsidiaries exceeds $50,000,000; or

(j)            Judgments or decrees against the Borrower, any Subsidiary of the Borrower, the Collateral or any of the Subject Properties not covered by insurance aggregating in excess of $15,000,000 shall not be paid, stayed on appeal, discharged, bonded or dismissed for a period of 45 days; or

(k)           Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower or any Assignor shall so assert in writing or shall disavow any of its obligations thereunder; or

(l)            An event or condition specified in Section 7.2(d) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC, or any combination thereof, equal to or in excess of $15,000,000 individually or in the aggregate; or

(m)          There shall occur a Change of Control; or

(n)           If any Loan Document (i) is determined by any court or Governmental Authority to be illegal, invalid or unenforceable in accordance with its terms, or (ii) shall be canceled, terminated, revoked or rescinded other than in accordance with its terms or with the written consent or approval of the Lenders; or

(o)           (i) Any Subsidiary Guarantor shall fail to comply in any material respect with any covenant made by it in the Guaranty or if at any time any representation or warranty made by any Subsidiary Guarantor in the Guaranty or in any other document, statement or writing made to the Administrative Agent, the Lead Arranger or the Lenders shall prove to have been incorrect or misleading in any material respect when made, or (ii) if a default by any Subsidiary Guarantor shall occur under the Guaranty after the expiration of any applicable notice and grace period; or (iii) if any Subsidiary Guarantor shall revoke or attempt to revoke, contest, commence any action or raise any defense (other than the defense of payment) against its obligations under the Guaranty; or

(p)           There shall occur a default or event of default under any of the other Loan Documents which shall continue to exist beyond any applicable grace or notice or cure period provided in such other Loan Documents; or

(q)           There shall occur and be continuing an Event of Default under and as defined in the Existing Credit Agreement.

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in clause (h) or (i) above, the Loans, all accrued and unpaid interest thereon, and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default with the consent of the Required Lenders, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents.  Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

In the event that the Notes shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Administrative Agent and the Lenders from or on behalf of the Borrower, or otherwise with respect to the realization upon the Collateral, shall be applied by the Administrative Agent and the Lenders in liquidation of the Loans and the obligations of the Borrower under the Loan Documents in the following manner and order:  (i) first, to the payment of interest on and then the principal portion of any Loans which the Administrative Agent may have advanced on behalf of any Lender (including, without limitation, any protective advances or other advances in respect of the Collateral) for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; (ii) second, to reimburse the Administrative Agent and the Lenders for any expenses due from the Borrower pursuant to the provisions of Section 11.5; (iii) third, to the payment of all other fees, expenses and amounts due under the Loan Documents (other than principal and interest on the Notes); provided, however, that distributions in respect of such fees and expenses due to the Administrative Agent from the Borrower shall be made pari passu with respect to the payment of any other fees, expenses or amounts due the Lenders from the Borrower; (iv) fourth, to the payment of interest due on the Notes; (v) fifth, to the payment of principal outstanding on the Notes; and (vi) sixth, to the payment of any other amounts owing to the Administrative Agent, the Lead Arranger and the Lenders under any Loan Document or other document or agreement entered into in connection with the transactions contemplated thereby.

9.2           Default under Subject Property Loan Documents.  The Borrower hereby expressly agrees that upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right, but not the obligation, to pay any sums or to take any action, to the extent that the applicable Subject Property Owner is permitted to take such action under the terms of the Collateral Property Loan Documents, which the Administrative Agent deems necessary or advisable to cure any “Default” or alleged “Default” under the Subject Property Loan Documents (whether or not the Subject Property Owners are undertaking efforts to cure such “Default” or the same is an “Event of Default” under the Subject Property Loan Documents or a Default or Event of Default hereunder), and such payment or such action is hereby authorized by the Borrower, and any sum so paid and any expense incurred by the Administrative Agent in taking any such action shall be evidenced by this Agreement and secured by the Security Documents and shall be immediately due and payable by Borrower to the Administrative Agent with interest at the rate for overdue amounts set forth in Section 2.9(b) until paid.  The Administrative Agent shall be authorized to take such actions upon the assertion by any holder of any of the Subject Property Loan Documents of the existence of such “Default” or “Event of Default” without any duty to inquire or determine whether such “Default” or “Event of Default” exist.  The Borrower shall cause the Subject Property Owners to permit the Administrative Agent to enter upon the Subject Properties for the purpose of curing any “Default” or alleged “Default” under the Subject Property Loan Documents or hereunder.  The Borrower hereby transfers and assigns any excess proceeds arising from any foreclosure or sale under power pursuant to the Subject Property Loan Documents, and the Borrower hereby authorizes and directs the holder or holders of the Subject Property Loan Documents to pay such excess proceeds directly to the Administrative Agent up to the amount of the Obligations.

10.           THE AGENT.

10.1         Appointment.  Each Lender hereby irrevocably designates and appoints FNB as the Administrative Agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes FNB, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth therein, or any fiduciary or trustee relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

10.2         Delegation of Duties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties.

10.3         Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Credit Parties for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or the Collateral or for any failure of the Borrower or any other Person to perform its obligations thereunder.  The Administrative Agent shall not be under any obligation to any Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.  The Administrative Agent shall not be under any liability or responsibility whatsoever, as Administrative Agent, to the Borrower or any other Person as a consequence of any failure or delay in performance, or any breach, by any Credit Party of any of its obligations under any of the Loan Documents.

10.4         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Lender in its Loans and in its Note until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.  The Administrative Agent shall not be under any duty to examine or pass upon the validity, effectiveness or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.  The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or as set forth herein.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent has received written notice thereof from a Lender or the Borrower.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.

10.6         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter, including any review of the affairs of the Borrower, any of its Subsidiaries or the Collateral, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Borrower and its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7         Indemnification.  Each Lender agrees to indemnify and reimburse the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata according to its Commitment, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Lenders (through the Administrative Agent) by the Borrower, any Subsidiary Guarantor pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Administrative Agent.  The agreements in this Section shall survive the payment of all amounts payable under the Loan Documents.

10.8         Administrative Agent in Its Individual Capacity.  FNB and its affiliates may make loans to, accept deposits from, issue letters of credit for the account of, and generally engage in any kind of business with, the Borrower and its Subsidiaries as though FNB was not Administrative Agent hereunder.  With respect to the Commitment made or renewed by FNB and the Note issued to FNB, FNB shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it was not the Administrative Agent, and the terms “Lender” and “Lenders” shall in each case include FNB.

10.9         Successor Administrative Agent.  If at any time the Administrative Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notice of its resignation as Administrative Agent under this Agreement, such resignation to be effective upon the earlier of (i) the written acceptance of the duties of the Administrative Agent under the Loan Documents by a successor Administrative Agent and (ii) on the 60th day after the date of such notice.  Upon any such notice of resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 45 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent shall, in consultation with the Borrower, appoint a successor Administrative Agent on behalf of the Lenders prior to the end of the 60th day from such notice from among any of the Lenders who shall have at such time agreed to act as the successor Administrative Agent and shall have at such time a Commitment of at least $10,000,000 (an “Approved Successor”).  If no Lender has a Commitment of at least $10,000,000 (or no Lender whose Commitment is at least $10,000,000 shall agree to accept such appointment), then the retiring Administrative Agent shall, in consultation with the Borrower (unless an Event of Default has occurred and is continuing), appoint any other Lender or any other commercial bank organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $100,000,000 as a successor Administrative Agent. Any appointment of a successor Administrative Agent shall be subject to the approval of the Borrower, which approval shall not be unreasonably withheld or delayed, and shall be given in any event prior to the end of the 60th day from the date of the retiring Administrative Agent’s notice of resignation, provided that during any period in which there exists and is continuing an Event of Default, no approval from the Borrower to the appointment of an Approved Successor shall be required. Upon the acceptance of an appointment as Administrative Agent hereunder by a successor Administrative Agent and any required approval of such successor Administrative Agent by the Borrower in accordance with the terms of this Section, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent’s rights, powers, privileges and duties as Administrative Agent under the Loan Documents shall be terminated.  The Borrower and the Lenders shall execute such documents as shall be necessary to effect such appointment.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  The Supermajority Lenders may remove the Administrative Agent from its capacity as administrative agent in the event of the Administrative Agent’s willful misconduct or gross negligence.  The Commitment of the Lender then acting as Administrative Agent, if the Administrative Agent is being removed due to willful misconduct or gross negligence pursuant to this Section 10.9, shall be disregarded in determining the Supermajority Lenders.  Such removal shall be in accordance with the Intercreditor Agreement of even date herewith among the Administrative Agent and the Lenders which provides, among other things, that any successor Administrative Agent must satisfy the conditions for a successor Administrative Agent contained above in this Section 10.9.

11.           OTHER PROVISIONS.

11.1         Amendments and Waivers.  With the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the consent of the Required

Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall, without the consent of all of the Lenders:  (i) increase the Commitment of any Lender or the Total Commitment Amount other than pursuant to Section 2.19; (ii) extend the Maturity Date; (iii) decrease the rate, or extend the time of payment, of interest of, or change or forgive the principal amount of, or change the requirement that payments and prepayments of principal on, and payments of interest on, the Notes be made pro rata to the Lenders on the basis of the outstanding principal amount of the Loans, (iv) amend the definitions of “Required Lender” or “Supermajority Lenders”, (v) release any Subsidiary Guarantor or Assignor from its obligations under a Guaranty or the Assignment of Interests except as provided in Section 8.2, (vi) release any of the Collateral except as provided in Section 6.2, 6.3 or 8.2, or (vii) change the provisions of Section 3.1 or 11.1; and provided further that no such amendment, supplement, modification, waiver or consent shall amend, modify, waive or consent to a departure from any provision of Section 10 or otherwise change any of the rights or obligations of the Administrative Agent under the Loan Documents without the written consent of the Administrative Agent.  The Administrative Agent shall cause a copy of each written request for such an amendment, supplement or modification delivered by the Borrower to it to be delivered to each Lender.  Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable agreement, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the parties to the applicable agreement, the Lenders and the Administrative Agent shall be restored to their former position and rights under the Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  The Administrative Agent and the Lenders acknowledge and agree that certain rights among the Administrative Agent and the Lenders, including, without limitation, deemed approval rights with respect to waivers and amendments, may be governed by and set forth in an Intercreditor Agreement among the Lenders and the Administrative Agent.

11.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or if sent by certified mail (return receipt requested), when the return receipt is signed on behalf of the party to whom such notice is given, or in the case of telecopier notice, when sent with a confirmation received, or if sent by overnight nationwide commercial courier, the Business Day following the date such notice is deposited with said courier, and in any case addressed as follows in the case of the Borrower or the Administrative Agent, and at the Domestic Lending Office in the case of each Lender, or to such other addresses as to which the Administrative Agent may be hereafter notified by the respective parties hereto or any future holders of the Notes:

The Borrower:

New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas; 12th Floor
New York, New York 10036

Attention:	John B. Roche,
Chief Financial Officer
Telephone:	(212) 869-3000
Telecopy:	(212) 869-3989

with a copy to:

New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas
New York, New York 10036
Attention:	Steven F. Siegel, Esq., General Counsel
Telephone:	(212) 869-3000
Telecopy:	(212) 869-7460

The Administrative Agent:

Fleet National Bank
100 Federal Street
Boston, Massachusetts 02110
Attention:	Real Estate Division

with a copy to:

Fleet National Bank
115 Perimeter Center Place, N.E.
Suite 500
Atlanta, Georgia 30346
Attention:	William Lamb, Vice President
Telephone:	(770) 390-6547
Telecopy:	(770) 390-8434

except that any notice, request or demand by the Borrower to or upon the Administrative Agent or the Lenders pursuant to Section 2.8 shall not be effective until received.  Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by telecopier or other electronic means as fully as if originally signed.

11.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties.  All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection therewith shall survive the execution and delivery of the Loan

Documents.  After the termination of this Agreement in accordance with its terms, without any extension thereof, the payment in full of all obligations of the Borrower under the Loan Documents and the expiration of any obligations of the Borrower hereunder which survive the termination of this Agreement, the Borrower shall have no liability to the Lenders under such representations and warranties, except that the foregoing shall not apply with respect to any claim, action or proceeding made or brought under any such representations or warranties prior to such termination or payment.

11.5         Payment of Expenses and Taxes.  The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Loan is made (i) to pay or reimburse FNB, Administrative Agent and Lead Arranger for all of their reasonable out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation, negotiation and execution of, the Loan Documents, the syndication of the loan transaction evidenced by this Agreement (whether or not such syndication is completed) and any amendment, supplement or modification hereto (whether or not executed), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of Special Counsel, (ii) to pay or reimburse each Credit Party for all of its respective reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, reasonably incurred in connection with (x) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom (including, without limitation, any reasonable costs incurred after the entry of judgment in an attempt to collect money due in the judgment) or in connection with the negotiation of any restructuring or “work-out” (whether consummated or not) of the obligations of the Borrower under any of the Loan Documents, (y) any UCC searches, UCC filings, title rundowns, title searches and document recordings and (z) the enforcement of this Section, (iii) to pay, indemnify, and hold each Credit Party harmless from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, recording, filing, and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, indemnify and hold each Credit Party and each of their respective officers, directors, employees, affiliates, agents, controlling persons and attorneys (as used in this Section, each an “indemnified person”) harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to any claim, investigation or proceeding from any third party relating to this Agreement, the Loan Documents, the Collateral, Hazardous Substances or the Subject Properties, including the enforcement and performance of the Loan Documents and the use of the proceeds of the Loans (all the foregoing, collectively, the “indemnified liabilities”), whether or not any such indemnified person is a party to this Agreement or the Loan Documents, and to reimburse each indemnified person for all reasonable legal and other expenses incurred in connection with investigating or defending any indemnified liabilities, and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment permitted or not prohibited under applicable law; provided, however, that the Borrower shall have no obligation hereunder to pay indemnified liabilities to any Credit Party arising from (A) the gross negligence or willful misconduct of such Credit Party or (B) disputes solely between the Credit Parties and which are not related to any act or failure to act on the part of the Borrower or the failure of the Borrower to perform any of its obligations under this Agreement or the Loan Documents.

Notwithstanding the foregoing, the fees and expenses referred to in clause (iv) of the preceding paragraph shall not be payable by the Borrower if (x) any such enforcement action brought by such Credit Party is dismissed, with prejudice, on the pleadings or pursuant to a motion made by the Borrower for summary judgment, and (y) if such Credit Party appeals such dismissal, such dismissal is affirmed and the time for any further appeals has expired.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

11.6         Lending Offices.  Each Lender shall have the right at any time and from time to time to transfer its Loans to a different office, provided that such Lender shall promptly notify the Administrative Agent and the Borrower of any such change of office.  Such office shall thereupon become such Lender’s Domestic Lending Office or LIBOR Lending Office, as the case may be; provided, however, that no such Lender shall be entitled to receive any greater amount under Section 2.13, 2.14 or 2.16 as a result of a transfer of any such Loans to a different office of such Lender than it would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred.

11.7         Successors and Assigns.

(a)           The Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Administrative Agent and all of the Lenders.

(b)           Each Lender shall have the right at any time, upon written notice to the Administrative Agent of its intent to do so, to sell, assign, transfer or negotiate all or any part of such Lender’s rights and/or obligations under the Loan Documents to one or more of its Affiliates, to one or more of the other Lenders (or to Affiliates of such other Lenders) or, with the prior written consent of the Borrower, and the Administrative Agent (which consent, from each of them, shall not be unreasonably withheld or delayed and shall not be required from the Borrower upon the occurrence and during the continuance of an Event of Default), to sell, assign, transfer or negotiate all or any part of such Lender’s rights and obligations under the Loan Documents to any other bank, insurance company, pension fund, mutual fund or other financial institution, provided that (a) any such bank, insurance company, pension fund, mutual fund or other financial institution shall have a net worth as of the date of such sale, assignment, transfer or negotiation of not less than $500,000,000, unless otherwise approved by the Administrative Agent, (b) unless otherwise approved by the Administrative Agent and the Borrower (which consent from Borrower shall not be unreasonably withheld or delayed and shall not be required from Borrower upon the occurrence and during the continuance of an Event of Default), such assignee shall acquire an interest in the Loans of not less than $5,000,000 unless such assignee is acquiring all of the assigning Lender’s Commitment, (c) such sale, assignment, transfer or registration is subject to the terms of the intercreditor agreement dated of even date herewith among the Lenders and the Administrative Agent, (d) in no event shall any voting, consent or approval rights of a Lender be assigned to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or any Subsidiary Guarantor or any Affiliate thereof, which rights shall instead be allocated pro rata among the other remaining Lenders, and (e) there shall be paid to the Administrative Agent by the assigning Lender a fee (the “Assignment Fee”) of $3,500.  For each assignment, the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording an Assignment and Assumption Agreement.  Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in such Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption Agreement, the assignor Lender thereunder shall be released from its obligations under the Loan Documents.  The Borrower agrees upon written request of the Administrative Agent and at the Borrower’s expense to execute and deliver (1) to such assignee, a Note, dated the effective date of such Assignment and Assumption Agreement, in an aggregate principal amount equal to the Loans assigned to, and Commitments assumed by, such assignee and (2) to such assignor Lender, a Note, dated the effective date of such Assignment and Assumption Agreement, in an aggregate principal amount equal to the balance of such assignor Lender’s Loans and Commitment, if any, and each assignor Lender shall cancel and return to the Borrower its existing Note.  Upon any such sale, assignment or other transfer, the Commitment Amounts set forth in Exhibit B shall be adjusted accordingly by the Administrative Agent and a new Exhibit B shall be distributed by the Administrative Agent to the Borrower and each Lender.

(c)           Each Lender may grant participations in all or any part of its Loans, its Note and its Commitment to one or more banks, insurance companies, financial institutions, pension funds or mutual funds, provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to the Loan Documents for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents, (iv) no sub-participations shall be permitted and (v) the voting rights of any holder of any participation shall be limited to decisions that only do any of the following:  (A) subject the participant to any additional obligation, (B) reduce the principal of, or interest on the Notes or any fees or other amounts payable hereunder, and (C) postpone any date fixed for the payment of principal of, or interest on the Notes or any fees or other amounts payable hereunder.  The Borrower acknowledges and agrees that any such participant shall for purposes of Sections 2.10, 2.11, 2.12, 2.13, 2.14, 2.15 and 2.16 be deemed to be a “Lender”; provided, however, the Borrower shall not, at any time, be obligated to pay any participant in any interest of any Lender hereunder any sum in excess of the sum which the Borrower would have been obligated to pay to such Lender in respect of such interest had such Lender not sold such participation.

(d)           If any (i) assignment made pursuant to paragraph (b) above or (ii) any participation granted pursuant to paragraph (c) above shall be made to any Person that is organized under the laws of any jurisdiction other than the United States of America or any State thereof, such Person shall furnish such certificates, documents or other evidence to the Borrower and the Administrative Agent, in the case of clause (i) and to the Borrower and the Lender which sold such participation in the case of clause (ii), as shall be required by Section 2.11(b) to evidence such Person’s exemption from U.S. withholding taxes with respect to any payments under or pursuant to the Loan Documents because such Person is eligible for the benefits of a tax treaty which provides for a zero percent rate of tax on any payments under the Loan Documents or because any such payments to such Person are effectively connected with the conduct by such Person of a trade or business in the United States.

(e)           No Lender shall, as between and among the Borrower, the Administrative Agent and such Lender, be relieved of any of its obligations under the Loan Documents as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loans, its Commitment or its Note, except that a Lender shall be relieved of its obligations to the extent of any such sale, assignment, transfer, or negotiation of all or any part of its Loans, its Commitment or its Note pursuant to paragraph (b) above.

(f)            Notwithstanding anything to the contrary contained in this Section, any Lender may at any time or from time to time assign all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, provided that any such assignment shall not release such assignor from its obligations thereunder.

11.8         [Intentionally Omitted].

11.9         Counterparts.  Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document.  It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged.  A telecopied counterpart of any Loan Document or to any document evidencing, and of any an amendment, modification, consent or waiver to or of any Loan Document shall be deemed to be an originally executed counterpart.  A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Administrative Agent.  Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopier or other electronic means to the same extent as if originally signed.

11.10       Adjustments; Set-off.

(a)           If any Lender (a “Benefited Lender”), shall at any time receive any payment of all or any part of its Loans or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(h) or (i), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall purchase for cash from each of the other Lenders such portion of each such other Lender’s Loans and shall provide each of such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off, to the extent not prohibited by law) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)           In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (b), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at, or at any time after, the happening of any of the above-mentioned events.  To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.11       Lenders’ Representations.  Each Lender represents to the Administrative Agent that, in acquiring its Note, it is acquiring the same for its own account for the purpose of investment and not with a view to selling the same in connection with any distribution thereof, provided that the disposition of each Lender’s own Property shall at all times be and remain within its control.

11.12       Indemnity.  The Borrower agrees to indemnify and hold harmless each Credit Party and its affiliates, directors, officers, employees, affiliates, agents, controlling persons and attorneys (each an “Indemnified Person”) from and against any loss, reasonable cost, liability, damage or reasonable expense (including the reasonable fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities or tax laws or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon:  (i) any untrue statement of any material fact by the Borrower in any document or schedule executed or filed with any Governmental Authority by or on behalf of the Borrower; (ii) any omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (iii) any acts, practices or omissions of the Borrower or its agents relating to the Collateral, the Subject Properties, the use of the proceeds of any or all borrowings made by the Borrower which are alleged to be in violation of Section 2.15, or in violation of any federal securities or tax laws or of any other statute, rule, regulation, ordinance, code, permit, license or other law of any jurisdiction applicable thereto, whether or not such Indemnified Person is a party thereto; (iv) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Subject Properties or the Loans; or (v) any condition of the Subject Properties.  The indemnity set forth herein shall be in addition to any other obligations, liabilities or other indemnifications of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Commitments and the payment of all indebtedness of the Borrower under the Loan Documents, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person.

11.13       Governing Law.  The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

11.14       Headings Descriptive.  Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

11.15       Severability.  Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.16       Integration.  All exhibits to a Loan Document shall be deemed to be a part thereof and shall be deemed a proper disclosure in all relevant provisions of the Loan Documents.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders with respect to the subject matter thereof.

11.17       Consent to Jurisdiction.  The Borrower and each of the Credit Parties hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents.  The Borrower and each of the Credit Parties hereby irrevocably waive, to the fullest extent permitted or not prohibited by law, any objection which any of them may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  The parties intend that Section 5-1402 of the New York General Obligations Law shall apply to this Section 11.17.

11.18       Service of Process.  The Borrower hereby agrees that process may be served against it in any suit, action or proceeding referred to in Section 11.17 by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of the Borrower set forth in Section 11.2 or in the applicable Loan Document executed by the

Borrower.  The Borrower hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

11.19       No Limitation on Service or Suit.  Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Administrative Agent or any Lender to serve process in any manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions in which the Borrower may be served.

11.20       WAIVER OF TRIAL BY JURY.  THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN.  FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE ADMINISTRATIVE AGENT, THE LENDERS, OR COUNSEL TO THE ADMINISTRATIVE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  THE BORROWER ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

11.21       Termination.  After the termination of this Agreement in accordance with its terms, without any extension thereof, and the payment in full of all obligations of the Borrower under the Loan Documents (including without limitation, all principal, interest, Facility Fees and other amounts payable hereunder and under the Notes), the obligations of the Borrower hereunder (other than those which are stated herein to survive any termination of this Agreement) shall terminate, except that the foregoing shall not apply with respect to any claim, action or proceeding made or brought under any other provision of the Loan Documents prior to such termination or payment.  At the request of the Borrower, each Lender whose obligations under the Notes have been fully paid shall promptly return to the Borrower its Note marked “paid” or shall deliver other evidence that such Lender has received full payment of such obligations.

11.22       Replacement Notes.  Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery by the relevant Lender of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW PLAN EXCEL REALTY TRUST, INC.

By:	/s/ John B. Roche
John B. Roche,
Chief Financial Officer

FLEET NATIONAL BANK, a national banking association, individually and as Administrative Agent

By:	/s/ William Lamb
William Lamb
Vice President

Fleet National Bank
115 Perimeter Center Place, N.E.
Suite 500
Atlanta, Georgia 30346
Attn: William Lamb
Facsimile: 770/390-8434

and

Fleet National Bank
100 Federal Street
Boston, Massachusetts 02110
Attn: Real Estate Division
Facsimile: 617/434-7108

EXHIBIT C-1

Equity Interests Owner	Equity Interests Property

1. HK New Plan Marwood Sunshine Cheyenne, LLC	Cheyenne Plaza Marwood Plaza Sunshine Square

2. HK New Plan Upper Tier Normandy Square, LLC	Normandy Square

3. HK New Plan Vineyards GP, LLC	The Vineyards

4. HK New Plan Vineyards, L.P.	The Vineyards

5. HK New Plan Alexis Park GP, LLC	Alexis Park

6. HK New Plan Alexis Park, L.P.	Alexis Park

7. HK New Plan Bristol Plaza GP, LLC	Bristol Plaza

8. HK New Plan Bristol Plaza L.P., LLC	Bristol Plaza

9. HK New Plan STH Upper Tier I, LLC	Arvada Plaza Aurora Plaza Covered Bridge Shopping Center Hilltop Plaza Merchants Crossing Sun Plaza University IV Shopping Center

10. HK New Plan STH Mid Tier II, LLC	Festival Center Lexington Town Square Northshore Plaza Olympia Corners

11. HK New Plan STH Upper Tier III, LLC	Green Acres Shopping Center Parkway Plaza

EXHIBIT C-2

DISTRIBUTIONS INTERESTS PROPERTIES

Distribution Interests Owner	Distribution Interests Property

1. New Plan Hampton Village, LLC	Hampton Village Center

2. Excel Westminster Marketplace, Inc.	Westminster City Centre

3. New Plan of Midway, Inc.	Midway Market Square

4. New Plan of Panama, Inc.	Panama City Square

5. New Plan of Panama, LLC	Panama City Square

6. HK New Plan Skyway Plaza, LLC	Skyway Plaza

7. CA New Plan V

Bay Forest-Cedar Lake
Braes Heights
Braes Oaks
Brenham Four Corners
Broadway
Bryan Square
Carmel Village
Cedar Bellaire
Claremont Village (Highland Village)
Clear Lake Camino South
El Carnino I
Five Points
Forest Hills
Highland Village Town Center
Huntington Village
Jeff Davis
Jefferson Park
Klein Square
Lamar Plaza I (Lamar Plaza)
Lazybrook
League City
Maplewood Mall
North 45 Plaza (Moore Square)
North Hills Village
Northgate
Northshore East
Northtown Plaza
Palm Plaza

Parktown
Parkview East
Parkview West
Randa I’s Center-Baytown
Socorro
Stevens Park Village
Tanglewilde
Texas City Bay
Tidwell Place
Village Plaza
Washington Square
Webt Royal
Westheimer Commons
Wynnewood Village

8. New Plan Financing I, Inc.	Greentree Shopping Center Merchant’s Central

EXHIBIT C-3

ADDITIONAL INTERESTS PROPERTIES

Additional Interests Owner	Additional Interests Property

1. New Plan Excel Realty Trust, Inc.	Brice Park Shopping Center Crown Point Shopping Center Northgate Shopping Center Genesse Valley Shopping Centre Roundtree Place

2. Excel Realty Trust-ST, Inc.	Perry Marketplace Circle Center Grant’s Mill Station Lagnlappe Village

3. New Plan Realty Trust	Highland Commons London Marketplace Lexington Road Plaza Mist Lake Plaza

4. CA New Plan Asset Partnership IV, L.P.	Irving West SC

5. Excel Realty Trust-NC	Chapel Square SC

6. Excel Realty-PA, Inc.	Johnstown Galleria

7. NP of Tennessee, L.P.	Saddletree Village

8. ERP Financing, LLC	Northside SC Habersham Crossing

9. Excel Realty Partners, L.P.	Riverview Plaza Stratford Commons Bakersfield Plaza Briggamore Plaza Bristol Plaza Cudahy Plaza Montebello Plaza Paradise Plaza

10. CA New Plan Merchants Crossings Partnership, L.P.	Crossing at Fry Road Merchants Park North

11. HK New Plan ERP Property Holdings, LLC	Elkhart Market Centre

12. HK New Plan Hunt River Commons, LLC	Hunt River Commons

13. HK New Plan Tuckernuck Square, LLC	Tuckernuck Square

14. HK New Plan Glengary, L.P.	Glengary Shopping Center

15. HK New Plan Karl Plaza, L.P.	Karl Plaza